Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

TRICAN TIRE DISTRIBUTORS INC.,

AMERICAN TIRE DISTRIBUTORS, INC. (SOLELY WITH RESPECT TO SECTION 13.15),

AS PARENT GUARANTOR,

REGIONAL TIRE HOLDINGS INC.,

REGIONAL TIRE DISTRIBUTORS INC.

AND

EACH OF THE OTHER PARTIES HERETO

Dated as of March 22, 2013

i

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Opinion of Sellers’ Counsel
Exhibit E	Form of Excessive Eligible Dividend Designation Agreement
Exhibit F	Form of Excess Capital Dividend Agreement

Schedules

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of March 22, 2013, by and among (i) TriCan Tire Distributors Inc. (“Buyer”), a corporation formed under the laws of Canada, (ii) solely with respect to Section 13.15, American Tire Distributors, Inc., a Delaware corporation (“Parent Guarantor”), (iii) Regional Tire Distributors Inc., a corporation formed under the laws of the Province of Ontario (the “Company”), (iv) Regional Tire Holdings Inc., a corporation formed under the laws of Ontario (“Holdco”), (iv) the Sellers, and (v) the Principals.

INTRODUCTION

The Sellers collectively own all of the issued and outstanding common shares (each, a “Share” and collectively, the “Shares”) of Holdco. Holdco owns all of the issued and outstanding common shares of the Company (the “Company Shares”). The Company is engaged in the business of wholesale distribution of tires, tire parts and tire accessories (such business operations as conducted at the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”). Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to Buyer, all of the Shares for the consideration and on the terms and subject to the conditions set forth in this Agreement.

As a condition of Buyer’s willingness to enter into this Agreement, in consideration of the substantial direct and indirect benefits to the Sellers from the transactions contemplated hereby, and in order to preserve and maintain the fair market value of the Shares, each Seller (together with its Principal(s), if applicable) has entered into this Agreement and agreed to enter into the Non-Competition, Non-Solicitation and Confidentiality Agreements on the terms and subject to the conditions set forth herein and therein.

Concurrently with the execution of this Agreement, and as a condition of Buyer’s willingness to enter into this Agreement, Michael Kustra, the President and Chairman of the Company, has entered into his Employment Agreement, which will become effective upon the Closing.

ARTICLE I.

DEFINITIONS

All capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings given them in Exhibit A hereto.

ARTICLE II.

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Sellers, and the Sellers agree to sell and deliver to Buyer, all of the Shares on the Closing Date for the consideration specified below in this Article II.

2.2 Purchase Price.

(a) Subject to Section 2.3(e), the purchase price to be paid by Buyer to the Sellers for the Shares and in consideration of the Sellers’ covenants hereunder shall be an aggregate of sixty two million four hundred eighty five thousand United States dollars (US$62,485,000) (the “Purchase Price”), plus if the Estimated Closing Working Capital exceeds the Target Working Capital, the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, or less if the Target Working Capital exceeds the Estimated Closing Working Capital, the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital, less the amount of the Estimated Transaction Payments and less the Estimated Debt Payoff Amount.

(b) On the Closing Date, the Sellers shall deliver to Buyer a statement setting forth their good faith, written estimate as of the close of business on the day prior to the Closing Date of (i) the unaudited balance sheet of the Company on a consolidated basis (the “Estimated Closing Balance Sheet”); (ii) the Working Capital (the “Estimated Closing Working Capital”); (iii) an estimated calculation of the Purchase Price determined pursuant to Section 2.2(a) (the “Estimated Purchase Price”); (iv) the Transaction Payments (the “Estimated Transaction Payments”); and (v) the Debt Payoff Amount (the “Estimated Debt Payoff Amount”) (the statements in the foregoing clauses (i) through (v), collectively, the “Closing Estimates”). The Closing Estimates to be delivered pursuant to this Section 2.2(b) shall be accompanied by a certificate of the President of the Company, in his capacity as an officer of the Company, and not in his personal capacity, specifying that each of the Estimated Closing Balance Sheet, the Estimated Closing Working Capital, the Estimated Transaction Payments and the Estimated Debt Payoff Amount is the Company’s good faith estimate of such items and is consistent with the definitions of such items as provided herein, and the Company shall deliver reasonable supporting detail to evidence the calculations of all estimated items, including work papers, payoff letters and any other related documentation requested by Buyer. Buyer and the Sellers shall negotiate in good faith to resolve any disagreements as to the Closing Estimates to the extent that Buyer makes any objections to the Closing Estimates prior to the Closing. In the event that Buyer and the Sellers are unable to resolve any such disagreement, the Closing Estimates shall include an amount with respect to each such disputed item that is halfway between the amounts proposed in good faith by the Buyer and the Sellers with respect to such item. The amount of the Estimated Purchase Price shall be determined on the basis of the Closing Estimates provided pursuant to this Section 2.2(b).

(c) If on or after the date hereof, the Company or Holdco pays any dividend or other distribution on the Shares prior to the Closing Time without the consent of the Buyer in writing, the Purchase Price shall be reduced by the amount of such dividends or distributions.

2.3 Closing Statement and Final Determination of Purchase Price.

(a) As soon as reasonably practicable but not later than 90 days following the Closing Date, Buyer shall cause the Company to prepare and deliver to the Sellers a statement consisting of the Company’s calculation of the following as of immediately prior to the Closing Time, calculated on a basis consistent with the Company’s past practice (and for certainty, with respect to Working Capital, calculated in accordance with the definition thereof): (i) the unaudited balance sheet of the Company on a consolidated basis (the “Closing Balance Sheet”), (ii) the Working Capital (the “Closing Working Capital”), (iii) the Transaction Payments (the “Closing Transaction Payments”), and (iv) the Debt Payoff Amount (the “Closing Debt Payoff Amount”) (collectively, the “Closing Statement”).

(b) During the 90-day period following the Closing Date, the Sellers and their accounting representatives shall be entitled, during ordinary business hours upon reasonable advance notice, to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Company and to discuss the preparation of the Closing Statement with Buyer.

(c) The Sellers may dispute any amounts reflected on the Closing Statement (the “Disputed Amounts”), but only if (i) the basis of their dispute is that the amounts reflected on the Closing Statement were not arrived at in accordance with this Agreement, or resulted from a mistake of fact, and (ii) the Sellers shall have notified Buyer and the Company in writing of each disputed item (the “Notice of Objection”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days after the date the Company delivered the Closing Statement to the Sellers. To the extent that the Sellers do not dispute an amount reflected on the Closing Statement in accordance with the immediately preceding sentence, such amount shall be deemed final and binding on the Parties for all purposes hereunder. In the event of such a dispute, the Sellers and Buyer shall attempt to reconcile their differences. If the Sellers and Buyer are unable to reach a resolution with such effect within 30 days after receipt by Buyer of the Notice of Objection, the Sellers and Buyer shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm declines to act, to another nationally recognized independent public accounting firm mutually acceptable to Buyer and the Sellers) (the “Resolution Accountants”), which shall be instructed to use its best efforts to render a decision as to all items in dispute within 30 days after such submission. The Resolution Accountants shall only resolve the Disputed Amounts by choosing the amounts submitted by either Buyer or the Sellers or amounts in between. Buyer and the Sellers shall each furnish to the Resolution Accountants such work papers and other documents and information relating to the Disputed Amounts as the Resolution Accountants may request. The resolution of the Disputed Amounts by the Resolution Accountants shall be final and binding on the Parties for all purposes hereunder, and the determination of the Resolution Accountants shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction. After final determination of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount, the Sellers shall have no further right to make any claims in respect of any element of the foregoing amounts that the Sellers raised in the Notice of Objection. The fees and disbursements of the Resolution Accountants shall be allocated between Buyer and the Sellers in the same proportion that the aggregate dollar amount of unsuccessfully Disputed Amounts submitted by the Buyer or the Sellers (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted.

(d) The Closing Statement and each of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount shall be deemed final for all purposes hereunder upon the earlier of (i) the absence of the Sellers delivering a Notice of Objection to Buyer within 30 days after the date Buyer delivered the Closing Statement to the

Sellers, and (ii) the resolution of all Disputed Amounts pursuant to Section 2.3(c). The date on which the Closing Statement and each of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount are finally determined in accordance with this Section 2.3(d) is hereinafter referred as to the “Determination Date”.

(e) Within three Business Days after the Determination Date:

(i) Buyer shall provide to the Sellers a calculation of the Purchase Price (the “Final Purchase Price”) using the calculation set forth for determining the Estimated Purchase Price pursuant to Section 2.2(b), but substituting the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount, in each case as finally determined pursuant to Section 2.3(d), for the related Closing Estimates used in the calculation of the Estimated Purchase Price;

(ii) if the Final Purchase Price (as so determined) is greater than the Estimated Purchase Price, Buyer shall pay to the Sellers the aggregate amount of the difference thereof, by wire transfer of immediately available funds to the bank account designated in writing by the Sellers pursuant to Section 2.4(d); or

(iii) if the Estimated Purchase Price is greater than the Final Purchase Price (as so determined), the Sellers shall pay (which obligation shall be joint and several) to Buyer the amount of such difference, by wire transfer of immediately available funds to the bank account designated in writing by Buyer (or at Buyer’s election, Buyer may withdraw such amount from the Escrow Funds).

The amount of any payment pursuant this Section 2.3(e) shall be deemed an adjustment to the Purchase Price for all purposes hereunder, including for purposes of the final consideration payable hereunder.

(f) The final determination of the Final Purchase Price pursuant to the provisions of this Section 2.3 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of the Final Purchase Price pursuant hereto shall affect any rights of Buyer to indemnification to the extent provided for under, and subject to the limitations contained in, Articles XI and XII hereof (including indemnification based upon there being Liabilities at the Closing which are not reflected in the calculation of the Final Purchase Price), or preclude the Parties from treating any indemnification payments received by Buyer or the Sellers as adjustments to the Final Purchase Price for Tax, accounting or other purposes.

2.4 Payments at Closing. At the Closing, Buyer shall pay:

(a) to the Escrow Agent, in trust, the Escrow Amount, pursuant to the terms of the Escrow Agreement, by wire transfer of immediately available funds to a single bank account designated by the Escrow Agent;

(b) to the extent Buyer consents that Section 2.6(b) shall apply with respect to any Indebtedness, to the holders of such Indebtedness, to the bank accounts designated in the applicable payoff letter by wire transfer of immediately available funds, an amount equal to the Estimated Debt Payoff Amount, determined pursuant to Section 2.2(b), upon which the Sellers shall have no further liability or responsibility for such Indebtedness to the extent of such amount so paid;

(c) to the Persons entitled to receive an Estimated Transaction Payment, if any, determined pursuant to Section 2.2(b), or Buyer shall permit and cause the Company to pay such Estimated Transaction Payments; and

(d) to the Sellers, an amount equal to the Estimated Purchase Price, determined pursuant to Section 2.2(a), less the Escrow Amount, by wire transfer of immediately available funds to a single bank account designated by the Sellers at least two Business Days prior to the Closing Date.

2.5 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, located at 100 King Street West, 1 First Canadian Place, Suite 6600, Toronto, Ontario M5X 1B8, Canada, on April 30, 2013, or on such other date, time and place as the Sellers and Buyer may mutually agree (the “Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale to Buyer of the Shares will occur at 10:00 am (Toronto time) on the Closing Date (the “Closing Time”).

2.6 Satisfaction of Indebtedness and Removal of Encumbrances Prior to the Closing. Prior to or contemporaneously with the Closing, in addition to such other actions as may be provided for herein, the Company and the Sellers shall have, at the election of the Buyer in each instance, either:

(a) (i) fully and irrevocably paid, satisfied and retired in all respects all Indebtedness of the Company and the Subsidiaries and obtained all final payoff letters, releases, lien discharges and other evidences thereof all in form and substance reasonably satisfactory to Buyer; (ii) caused all Encumbrances on the Assets (other than the Permitted Encumbrances) arising pursuant to such Indebtedness or otherwise to be fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) except with respect to the Permitted Encumbrances, duly filed and recorded, or caused to have been duly filed and recorded, such financing change statements or other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyer; or

(b) obtained irrevocable payoff letters in advance executed by the lenders with respect to all Indebtedness of the Company and the Subsidiaries and all third parties entitled to enforce the payment of such Indebtedness or secured by any collateral pledged therefor, each in form and substance reasonably satisfactory to Buyer, which letters shall, (i) establish the Debt Payoff Amount to be paid at Closing; (ii) provide that upon the payment of such amount at the Closing, all Indebtedness relating thereto and all Encumbrances on the Company’s and the Subsidiaries’ assets, stock or properties, tangible or intangible (other than Permitted Encumbrances) arising pursuant to such Indebtedness or otherwise will be automatically, fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) authorize Buyer and its Affiliates and their senior lenders to file all financing change statements or other evidences of the satisfaction, removal and discharge of such Encumbrances or covenant that, upon the payment of the Debt Payoff Amount at the Closing, such financing change statements or other evidences will be duly filed and recorded promptly thereafter.

2.7 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) each of Holdco, the Company, the Sellers and the Principals shall deliver to Buyer the certificates, instruments and documents required to be delivered by such parties to Buyer pursuant to Section 8.1;

(b) each of Buyer and Parent shall deliver to the Sellers the certificates, instruments and documents required to be delivered by Buyer to the Sellers pursuant to Section 8.2 and Buyer shall make the payments required to be made pursuant to Section 2.4; and

(c) each of the Sellers and the Company shall deliver to Buyer the payoff letters, lien discharges and other deliveries and evidences referenced in Section 2.6, as applicable.

2.8 Escrow Agreement.

(a) At Closing, Buyer, the Sellers and the Escrow Agent shall enter into the Escrow Agreement in order to establish terms and conditions regarding the treatment of the Escrow Funds.

(b) The Escrow Agreement shall provide that the Escrow Funds shall be released to the Sellers in accordance with this Agreement and the Escrow Agreement as follows:

(i) on the later of the first anniversary of the Closing Date and the date of the final resolution of the purchase price adjustment under section 2.8 of the JAB Purchase Agreement in connection with the Transactions, $3,125,000 less (A) any amounts already released from the Escrow Funds pursuant to any claims under Section 2.3(e)(iii) or any indemnification claim hereunder prior to such date (excluding any amount that has already been deducted under clause (ii), below), and (B) a reserve equal to (i) the amount of all indemnification claims for Losses of the Buyer Indemnified Parties that are properly pending on such date and (ii) if the Final Purchase Price has not been determined, an amount equal to the amount by which the Estimated Purchase Price exceeds the Purchase Price calculated using the Closing Balance Sheet, the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount set forth in the Closing Statement;

(ii) on the second anniversary of the Closing Date, $1,875,000 less (A) any amounts already released from the Escrow Funds pursuant to any claims under Section 2.3(e)(iii) or any indemnification claim hereunder prior to such date (excluding any amount that has already been deducted under clause (i), above), and (B) a reserve equal to (i) the amount of all indemnification claims for Losses of the Buyer Indemnified Parties that are properly pending on such date and (ii) if the Final Purchase Price has not been determined, an amount equal to the amount by which the Estimated Purchase Price exceeds the Purchase Price calculated using the Closing Balance Sheet, the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount set forth in the Closing Statement; and

(iii) on the third anniversary of the Closing Date, the remaining amount of the Escrow Funds (such third anniversary, the “Release Date”);

provided, that if there are any indemnification claims hereunder for Losses of the Buyer Indemnified Parties that are properly pending on the Release Date or if the Final Purchase Price has not been determined, (i) an amount equal to the amount of all such claims, and (ii) an amount equal to the amount by which the Estimated Purchase Price exceeds the Purchase Price calculated using the Closing Balance Sheet, the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount set forth in the Closing Statement, shall be retained as Escrow Funds and not be released until such claims are finally resolved and satisfied or are otherwise released pursuant to a joint direction of Buyer and the Sellers. All fees and charges of the Escrow Agent and otherwise incurred under the Escrow Agreement shall be borne equally by Buyer and the Sellers. Buyer shall be entitled to offset against and collect from the Escrow Funds any amounts due and owing to Buyer or the Company, but unpaid, by the Sellers pursuant to Section 2.3(e), this Section 2.8(b), Section 10.5, Section 10.9, Article XI or Article XII; provided, that such offset shall not relieve the Sellers from any obligation due under any of the foregoing Sections or Articles. Buyer and the Sellers hereby agree to provide joint instructions to the Escrow Agent so that distributions from the Escrow Funds can be made by the Escrow Agent to the applicable Buyer Indemnified Party in accordance with this Section 2.8(b). Interest and investment returns (net of investment losses) accruing on the Escrow Amount shall accrue to the benefit of the Sellers and shall be paid to the Sellers annually on the anniversary date of the Closing. Sellers shall include all such interest and investment income in computing their income for Tax purposes. Buyer and the Sellers shall, except as regards issues in genuine dispute, provide joint instructions to the Escrow Agent on a timely basis so that distributions can be made by the Escrow Agent within the time periods required by this Section 2.8(b).

(c) The amount of any funds released to Buyer from the Escrow Funds pursuant to Section 2.8(b) shall, for the avoidance of doubt, be deemed an adjustment to the Final Purchase Price for all purposes hereunder.

(d) The Escrow Funds shall be held in escrow and shall not be subject to any Encumbrance, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Upon the final release of all of the Escrow Funds, the Escrow Agreement shall terminate.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

Each Seller (jointly and severally with its Principal(s), if applicable), solely with respect to such Seller (and Principal(s), if applicable) (and not jointly with any other Seller or Principal), hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Authority. If such Seller or Principal is not a natural person, (a)

such Seller or Principal is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; and (b) the execution and delivery by such Seller or Principal of each Transaction Document to which such Seller or Principal is a party and the performance by such Seller or Principal of the Transactions, including without limitation the granting of the power of attorney in Section 13.16, have been duly approved by the board of directors or comparable governing body of such Seller or Principal and, if required, the equity holders of such Seller or Principal and the ultimate parent entity of such Seller or Principal. Such Seller or Principal has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller or Principal is a party and to perform such Seller’s or Principal’s obligations thereunder, including without limitation the granting of the power of attorney in Section 13.16. This Agreement constitutes a valid and legally binding obligation of such Seller or Principal, enforceable against such Seller or Principal in accordance with the terms of this Agreement, and upon the execution and delivery by such Seller or Principal of each Transaction Document to which such Seller or Principal is a party (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of such Seller or Principal, enforceable against such Seller or Principal in accordance with the terms of such Transaction Document. If applicable, such Principal(s) controls in fact such Seller.

3.2 Share Ownership. The Seller owns of record and beneficially the Shares attributed to such Seller on Schedule 3.2 hereto. Such Seller has good and marketable title to such Seller’s Shares, free and clear of any Encumbrance or restriction on transfer. Such Seller or Principal is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of any of such Seller’s Shares; or (b) any voting trust, proxy or other Contract relating to the voting of any of such Seller’s Shares. Such Seller or Principal is not the subject of any bankruptcy, reorganization or similar proceeding.

3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Seller or Principal or any of such Seller’s Shares is subject; (b) if applicable, violate any Organizational Document of such Seller or Principal; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Seller or Principal is a party or by which such Seller or Principal is bound or to which any of such Seller’s Shares is subject or the performance of which is guaranteed by such Seller or Principal; or (d) result in the imposition of any Encumbrance on any of such Seller’s Shares. Such Seller or Principal is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4 Litigation. There is no Proceeding pending or, to the Knowledge of such Seller or Principal, threatened or anticipated against such Seller or Principal relating to or affecting such Seller’s Shares or the Transactions.

3.5 No Brokers’ Fees. Such Seller or Principal has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Buyer or the Company could be liable.

3.6 Residency. Such Seller or Principal is not a non-resident of Canada for purposes of the Tax Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO

The Sellers and the Principals hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Authority. Holdco is a corporation duly formed on March 20, 2013 under the Business Corporations Act (Ontario) from the amalgamation of 1318405 Ontario Inc., 2179704 Ontario Inc., 2191531 Ontario Inc. and F&D Gauthier Holdings Inc., and is validly existing under the laws of the Province of Ontario. Holdco is duly qualified to carry on business, and is in good standing, in each jurisdiction where such qualification is necessary. Holdco has full power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of Holdco, enforceable against it in accordance with the terms of this Agreement.

4.2 Capitalization. The authorized capital of Holdco is an unlimited number of Shares and the Shares constitute all of the issued and outstanding shares of Holdco, all of which have been duly and validly issued as fully paid and non-assessable Shares. Upon the purchase of the Shares by Buyer hereunder, Buyer will be the sole beneficial and registered owner of all of the issued and outstanding Shares. There are no outstanding options, warrants, conversion privileges, calls, puts or contractual or other rights, agreements, arrangements, commitments or obligations of any kind giving anyone a claim against or a right or ability to acquire any securities of Holdco or any interest in the Shares (other than as provided for in this Agreement), nor are there any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Holdco. No Seller is entitled to any pre-emptive or other similar right to acquire Shares.

4.3 Ownership of Company Shares. Holdco is the sole registered and beneficial owner of the Company Shares and has the sole right to vote, transfer, sell and/or assign all of the Company Shares. Holdco has good and marketable title to the Company Shares, free and clear of any Encumbrance or restriction on transfer. There are no outstanding options, warrants, conversion privileges, calls, puts or contractual or other rights or privilege of any kind giving anyone a claim against or a right or ability to acquire any of, or any interest in, the Company Shares or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire, the Company Shares. Holdco has not entered into any shareholder agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Company Shares.

4.4 Assets of Holdco. Holdco is a single purpose corporation and it owns or holds no property or assets or any interest therein of any nature or kind whatsoever other than the Company Shares and an immaterial amount of cash. Except as described in Schedule 4.4, Holdco has never been engaged in any business or operations of any kind, and its only activity has been the holding of the Company Shares. Holdco has not at any time disposed of any

Company Shares. Other than the Company, Holdco has no subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any kind whatsoever. Holdco is not a party to any Contract of any nature or kind whatsoever, including any shareholder agreement relating to Holdco. Holdco is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other jointly owned business.

4.5 Liabilities of Holdco. Except for obligations under this Agreement, Holdco does not have and will not have at the Closing Time (or as a result of the Closing) any indebtedness or any outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise, including any liabilities as a result of actual or potential litigation, including without limitation, any liabilities in respect of any judgments, orders, Taxes, fines, interest, penalties, awards or decrees of any applicable Governmental Body, domestic or foreign. Other than this Agreement, Holdco is not a party to or bound by any Contract, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other commitment with respect to, the obligations, liabilities (contingent and otherwise) or indebtedness of any Person. Holdco has never, and does not currently have, any employees (other than directors and officers who receive no remuneration or compensation and to whom it has no obligations or liabilities whatsoever).

4.6 Dividends or other Distributions. No dividends or other distributions of any kind have been declared or set aside by Holdco for payment to the Sellers which have not been fully paid.

4.7 Tax Matters.

(a) Holdco’s financial year end is the day immediately before the Closing Date. Holdco has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Body and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b) Holdco has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Body. Provision has been made and/or will be made in the books and records of Holdco for amounts at least equal to the amount of all Taxes owing by Holdco that are not yet due and payable prior to the Closing Time and that relate to periods ending on or prior to the Closing Time.

(c) Holdco has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which Holdco is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Holdco is or may be liable; (iii) Holdco is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any applicable Governmental Body may assess or collect Taxes for which Holdco is or may be liable.

(d) Holdco has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of Holdco have been assessed by the relevant Governmental Bodies and notices of assessment have been issued to the Company and each Subsidiary by the relevant Governmental Bodies for all taxation years or periods ending prior to and including the taxation year or period ended June 30, 2012.

(f) There are no proceedings, investigations, audits or claims now pending or threatened against Holdco in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes.

(g) Holdco has duly and timely withheld all Taxes and other amounts required by applicable law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any officers or directors and any non-resident Person), and have duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by applicable law to be remitted by it.

(h) Holdco has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable law to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required by applicable law to be remitted by it.

(i) Except pursuant to this Agreement or as specifically disclosed in writing to Buyer, for purposes of the Tax Act or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of Holdco.

(j) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to Holdco at any time up to and including the Closing Date.

(k) Other than dividends paid by the Company to 2179704 Ontario Inc., Holdco has not acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the Tax Act.

(l) For all transactions between Holdco and any non-resident Person with whom Holdco was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, Holdco has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m) Holdco is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax. The Company’s registration number is for the purposes of the Excise Tax Act (Canada) is 85282 9290 RT0002.

(n) The only reserves under the Tax Act or any equivalent provincial or territorial statute to be claimed by Holdco for the taxation year ended immediately prior to the acquisition of control by Buyer are disclosed in Schedule 4.7(n).

(o) Buyer has been provided with, or will be provided with before the Closing Date, copies of all Tax Returns and all communications to or from any Governmental Body relating to the Taxes of Holdco, to the extent relating to periods or events in respect of which any Governmental Body may by Law assess or otherwise impose any such Tax on Holdco. Schedule 4.7(o) sets forth the following federal income tax information as of the most recent practicable date: (i) the basis of Holdco in its assets; and (ii) the amount of any non-capital losses available for carryover, net capital losses, and unused investment or other credit of Holdco.

(p) Holdco does not, nor has in the past five years, conducted any business or had any offices, operations, Employees or other agents or representatives in the United States or in any other jurisdiction other than Canada.

(q) At all times Holdco has not been a non-resident of Canada within the meaning of the Tax Act.

4.8 Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by Holdco in connection with (i) the execution, delivery or enforcement of this Agreement or (ii) the consummation of any of the Transactions. Neither the amalgamation undertaken to form Holdco nor any related steps required the Consent of any Person or resulted in the acceleration of any rights of any Person or the granting of any rights to any Person.

4.9 Litigation. There have not been and there are currently no suits, actions, litigation, investigations, claims, complaints, grievances or proceedings, including without limitation, any appeals or applications for review, in progress, pending or threatened against or relating to Holdco or affecting its assets, at law or in equity or any proceeding before an arbitrator or any Governmental Body, domestic or foreign, nor are there any existing grounds on which any such suit, action, litigation, investigation, claim, complaint, grievance or proceeding might be commenced or made. Holdco is not the subject of any bankruptcy, reorganization or similar proceeding.

4.10 No Conflict. The execution and delivery of this Agreement by Holdco and the consummation of the Transactions do not and will not (i) conflict with or violate the articles or by-laws of Holdco; (ii) conflict with or violate any Law applicable to Holdco; or (iii) violate, conflict with or result in the breach of or (with or without notice or lapse of time or both) a default under, result in or give any Person any right of termination, cancellation, acceleration or modification with respect to, or require any consent, waiver, approval, authorization from or exemption by or notification to any party, under any Contract, Permit, authorizations, approvals, or registrations, granted by or obtained from any Governmental Body or regulatory authority to which Holdco is a party or is bound.

4.11 No Undisclosed Facts. To the Knowledge of the Principals and each Seller, there are no facts which may materially affect Holdco or the Shares or the Company Shares or the ability of Buyer to wind up Holdco under the voluntary dissolution procedures of the Business Corporations Act (Ontario) or amalgamate Holdco on or following the Closing Date.

4.12 Paid Up Capital. The paid up capital for the purposes of the Tax Act of the Shares of Holdco is as set forth on Schedule 4.12.

4.13 Adjusted Cost Base. The adjusted cost base for purposes of the Tax Act to Holdco of its Company Shares is $1,500,000.

4.14 Bank Accounts, etc. Holdco does not maintain any depositary account, bank account, trust account, or safety deposit account and has not granted any powers of attorney.

4.15 Articles and By-laws. The Sellers have made available to the Buyer true and complete copies of the articles and by-laws of Holdco (including any and all amendments thereto) and such articles and by-laws are in full force and effect and neither Holdco nor the Sellers have taken any action to amend or supersede such documents.

4.16 Books and Records. Holdco has made available to the Buyer all of the Records of Holdco. Such Records fairly and correctly set out and disclose in all respects the financial position of Holdco and all financial transactions relating to Holdco have been accurately recorded in such Records. The corporate records and minute books included in the Records include complete and accurate minutes of all meetings of the directors (or any committee thereof) and shareholders of Holdco held since the date of its formation and all such meetings were duly called and held. The share certificate book, register of shareholders, register of transfer and register of directors and officers of Holdco are complete and accurate.

4.17 Compliance with Applicable Law. Holdco is in full compliance with all applicable Law to which Holdco or the Company Shares may be subject.

4.18 Full Disclosure. None of the foregoing representations or statements of fact in this Article IV contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Shares seeking full information as to the Sellers and Holdco or their respective businesses and affairs.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers and the Principals hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization, Qualification and Corporate Power. Schedule 5.1 sets forth the jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and the directors and officers of the Company and each Subsidiary. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and each Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company and each Subsidiary has full corporate power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. The Company and each Subsidiary have delivered to Buyer correct and complete copies of its Organizational Documents. Neither the Company nor any Subsidiary is in violation of any of its Organizational Documents. The minute books, the share certificate books and the stock ledger of the Company and each Subsidiary, in each case as delivered or made available to Buyer, are correct and complete. Neither the Company nor any Subsidiary has, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 5.1, or (ii) operated any business other than the Business.

5.2 Capitalization; Subsidiaries.

(a) The entire authorized capital stock of the Company and each Subsidiary is set forth on Schedule 5.2(a). The shares of the Company and each Subsidiary are owned of record and beneficially by the Persons and in the amounts set forth on Schedule 5.2(a). All of the issued and outstanding shares of the Company and each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding securities convertible or exchangeable into capital stock of either the Company or any Subsidiary or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require either the Company or any Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of either the Company or any Subsidiary (other than pursuant to the DJ Share Purchase Agreement). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. There are no voting trusts, proxies or other Contracts relating to the voting of the capital stock of the Company or any Subsidiary.

(b) Other than the Subsidiaries, the Company has no Company Subsidiaries and, except as set forth on Schedule 5.2(b), does not directly or indirectly control or own, or have any rights to control, acquire or own, any capital stock or other equity or debt securities or interest of or in any Person.

5.3 Authority. The Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents by the Company have been approved by the board of directors of the Company. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, and upon the execution and delivery by the Company of each Transaction Document (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of such Transaction Document.

5.4 No Conflicts. Neither the execution and delivery of the Transaction Documents nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time (a) violate any Law to which the Company, any Subsidiary or any asset owned or used by either the Company or any Subsidiary is subject; (b) violate any Permit held by either the Company or any Subsidiary or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by either the Company or any Subsidiary; (c) violate any Organizational Document of the either the Company or any Subsidiary; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which either the Company or any Subsidiary is a party or by which either the Company or any Subsidiary is bound or to which any asset of either the Company or any Subsidiary is subject or under which either the Company or any Subsidiary has any rights or the performance of which is guaranteed by the Company or any Subsidiary; (e) cause either the Company or any Subsidiary to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by either the Company or any Subsidiary. Other than those which have been obtained or those set forth in Schedule 5.4, neither the Company nor any Subsidiary is required to notify, make any filing with, or obtain any Consent of any Person in connection with the execution, delivery or performance of the Transaction Documents or the performance of the Transactions by the Sellers and the Company.

5.5 Financial Statements.

(a) Attached hereto as Schedule 5.5(a) are the following financial statements (collectively, the “Scheduled Financial Statements”): (i) the non-consolidated balance sheets of each of the Company and Regional Tire Distributors (Atlantic) Inc. as of January 31 for each of the fiscal years ending 2011 and 2012, and non-consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, all prepared on a reviewed basis, together with the notes thereto and the reports thereon of the Company’s independent external accountant; and (ii) the non-consolidated balance sheets of each of the Company and Regional Tire Distributors (Atlantic) Inc. as of January 31, 2013 (the “Latest Balance Sheets”), and non-consolidated statements of income and retained earnings for the fiscal year then ended. The Scheduled Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the non-consolidated financial condition, results of operations and cash flows of the Company and Regional Tire Distributors (Atlantic) Inc. as of the dates thereof and for the periods indicated therein; provided, however, that the financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse to the Company) and lack notes (which, if presented, would not differ materially from the notes accompanying the non-consolidated reviewed financial statements of the Company and Regional Tire Distributors (Atlantic) Inc. as of January 31, 2011 and 2012. The Audited Financial Statements will contain the unqualified reports thereon of Deloitte LLP, Chartered Accountants, will have been audited in accordance with Generally Accepted Auditing Standards of the United States of America, will have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered thereby, and will present fairly the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the dates thereof and for the periods indicated therein.

(b) The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which either the Company or any Subsidiary is or has been a party are accurately reflected therein in all material respects on an accrual basis; (ii) reflect all discounts, returns and allowances granted by either the Company or any Subsidiary with respect to the periods covered thereby; (iii) have been maintained in accordance with customary and sound business practices in the Company’s industry; (iv) form the basis for the Scheduled Financial Statements and will form the basis for the Audited Financial Statements; and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Company and the Subsidiaries on an accrual basis. The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) The Company maintains a system of internal accounting controls adequate to insure that neither the Company nor any Subsidiary maintains off-the-books accounts and that the assets of the Company and any Subsidiary are used only in accordance with the directives of the Company’s management. There are no events of Fraud, whether or not material, that involve management or other employees of either the Company or any Subsidiary who have a significant role in the Company’s financial reporting and relate to the Business.

(d) The amounts set forth on Schedule 5.5(d) accurately reflect all amounts necessary to discharge all Indebtedness of the Company and the Subsidiaries outstanding immediately prior to the Closing.

5.6 Absence of Certain Changes. Since the Latest Balance Sheets Date:

(a) neither the Company nor any Subsidiary has sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business;

(b) neither the Company nor any Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c) neither the Company nor any Subsidiary has experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property;

(d) neither the Company nor any Subsidiary has made any material change in the manner in which products or services of the Business are marketed (including, without limitation, any material change in prices), any material change in the manner in which the Business extends discounts or credits to customers or any material change in the manner or terms by which the Business deals with customers;

(e) other than the DJ Share Purchase Agreement, neither the Company nor any Subsidiary has entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $75,000 annually or outside the Ordinary Course of Business;

(f) neither the Company nor any Subsidiary has accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than $75,000 annually to which the Company or any Subsidiary is a party or by which it is bound, and neither the Company nor any Subsidiary has received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(g) neither the Company nor any Subsidiary has imposed any Encumbrances upon any of its assets, tangible or intangible;

(h) neither the Company nor any Subsidiary has (i) made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the Ordinary Course of Business; (ii) failed to make any scheduled capital expenditures or investments when due; or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $10,000;

(i) neither the Company nor any Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(j) neither the Company nor any Subsidiary has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $25,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(k) neither the Company nor any Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $50,000;

(l) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(m) neither the Company nor any Subsidiary has (i) conducted the Business outside the Ordinary Course of Business; (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or Employees on terms that would not have resulted from an arms-length transaction; (iii) entered into any employment Contract or modified the terms of any existing employment Contract; (iv) granted any increase in the compensation of any of its directors, officers or Employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or Employees;

(n) neither the Company nor any Subsidiary has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) there has not been any Proceeding commenced nor, to Sellers’ Knowledge, threatened or anticipated relating to or affecting the Company, any Subsidiary, the Business or any asset owned or used by the Company or any Subsidiary;

(p) there has not been any loss of any material customer, distribution channel, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending;

(q) neither the Company nor any Subsidiary has estimated or recorded any Contract Loss in any single instance of more than $25,000 or any Contract Losses in the aggregate of more than $50,000;

(r) there has not been one or more event or occurrence which has had, and to Sellers’ Knowledge, no basis exists for any one or more event or occurrence which would be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(s) other than pursuant to the DJ Share Purchase Agreement, neither the Company nor any Subsidiary has agreed or committed to any of the foregoing.

5.7 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 5.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract; (b) Liabilities to the extent reflected or reserved against on the Latest Balance Sheets; and (c) current Liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheets Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

5.8 Title to and Sufficiency of Assets.

(a) The Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on any of its premises, purported to be owned by it, or shown on the Latest Balance Sheets or acquired by the Company or any Subsidiary after the Latest Balance Sheets Date (collectively, the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances. JAB Holdings Limited does not own or hold any property or assets or any interest therein of any nature or kind whatsoever.

(b) The Assets comprise all of the tangible and intangible properties, assets and interests in properties required for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

5.9 Material Personal Property; Condition of Assets. Schedule 5.9 lists by location all material machinery and equipment, and all motor vehicles, fork-lift trucks and other rolling stock, owned or leased by the Company or any Subsidiary (collectively, “Material Personal Property”). The buildings, plants, structures, Material Personal Property and other tangible assets that are owned or leased by the Company or any Subsidiary are, to the Knowledge of the Sellers, structurally sound, free from material defects, and are in good operating condition and repair and are adequate to operate the Business in the Ordinary Course of Business consistent with past practice. None of such buildings, plants, structures, Material Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Material Personal Property or other tangible asset. All of the Material Personal Property is located on the Leased Real Property (except for those in transit).

5.10 Accounts Receivable; Accounts Payable.

(a) Schedule 5.10 sets forth a list of all of the Accounts Receivable as of February 28, 2013 (and which shall be updated prior to Closing to be as of the Closing Time). All Accounts Receivable represent or will represent valid obligations arising from products or services actually sold by the Company or any Subsidiary in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Latest Balance Sheets and the accounting records of the Company as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistently with past practices. There is no contest, claim, or right to set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b) All Accounts Payable represent or will represent valid obligations arising from purchases or commitments made by the Company or any Subsidiary in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Latest Balance Sheets and the accounting records of the Company as of the Closing Date, respectively. There is no contest, claim, or right to set off, under any Contract with any obligee of an Accounts Payable relating to the amount or validity of such Accounts Payable.

5.11 Inventory. The Inventory of the Company and each Subsidiary consists of finished goods and is good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in accordance with past practice. All Inventory not written off or otherwise reserved against has been valued at the lower of cost or market value. The quantities of each type of Inventory are not materially less than normal Inventory levels necessary to conduct the Business in the ordinary course consistent with past practices. All of the Inventory is located on the Leased Real Property, except for any Inventory in transit.

5.12 Real Property.

(a) Neither the Company nor any Subsidiary directly or indirectly own, or have any rights to acquire, any real property.

(b) Schedule 5.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company or any Subsidiary (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 5.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company or Subsidiary holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of the Company or the Subsidiary with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Neither the Company nor any Subsidiary is a sublessor of, nor has assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by the Company or any Subsidiary with respect to any Lease have been paid in full.

(c) The Leased Real Property constitutes all interests in real property currently occupied or used in connection with the Business. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use or occupancy of the Leased Real Property; or (ii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. To Sellers’ Knowledge, the Leased Real Property complies with all Laws, including zoning requirements, and neither the Company nor any Subsidiary has received any notifications from any Governmental Body or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. The Company and each Subsidiary have delivered to Buyer a copy of each deed and other instrument (as recorded) by which the Company or such Subsidiary acquired any Leased Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Leased Real Property in its possession. Neither the Company nor any Subsidiary is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Company or any Subsidiary of any real estate interest not currently in possession of the Company or any Subsidiary.

5.13 Contracts.

(a) Schedule 5.13 lists the following Contracts to which either the Company or any Subsidiary is a party or by which either the Company or any Subsidiary is bound or to which any asset of either the Company or any Subsidiary is subject or under which either the Company or any Subsidiary has any rights or the performance of which is guaranteed by either the Company or any Subsidiary (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):

(i) each Contract (or series of related Contracts) that involves delivery or receipt of products for resale;

(ii) each Contract (or series of related Contracts), other than Contracts described in Section 5.13(a)(i), that involves delivery or receipt of products or services of an amount or value in excess of $50,000, that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts in excess of $250,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year), including each Lease and License;

(iv) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former Employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

(v) each collective bargaining agreement and other Contract to or with any labor union or other Employee representative of a group of Employees;

(vi) each Contract relating to any franchise, management, royalty, joint venture, partnership, strategic alliance or sharing of profits, losses, costs or Liabilities with any other Person;

(vii) each Contract containing any covenant that purports to restrict the business activity of either the Company or any Subsidiary, to limit the freedom of either the Company or any Subsidiary to engage in any line of business or in any geographic area or to compete with any Person, and each Contract that contains any exclusivity, non-competition, non-solicitation or confidentiality provision;

(viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney;

(x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by either the Company or any Subsidiary to be responsible for consequential, incidental or punitive damages;

(xi) each Contract (or series of related Contracts) for capital expenditures in excess of $50,000;

(xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(xiii) each Contract for Indebtedness;

(xiv) each employment or consulting Contract;

(xv) each Contract with any of the Sellers or any Related Party of the Sellers to which the Company or any Subsidiary is a party or otherwise has any rights, obligations or interests;

(xvi) each Contract not terminable without penalty on less than six months’ notice;

(xvii) each Contract relating to the acquisition or disposition of any business, or of the capital stock, or other equity interest in, or all or a material portion of the assets of, any Person;

(xviii) each Contract which grants to any Person a preferential or other right to purchase or license any of the Company’s or any Subsidiary’s assets or properties;

(xix) each Government Contract; and

(xx) any commitment to enter into any of the foregoing.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to either the Company or any Subsidiary, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing. Each Material Contract, with respect to the other parties to such Material Contract, to Sellers’ Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Neither the Company nor any Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Sellers’ Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Sellers’ Knowledge, no party to any Material Contract has repudiated any provision of any Material Contract.

(c) Except as set forth on Schedule 5.13(c), neither the Company nor any Subsidiary is currently a party to, has been a party to in the past three years or presently contemplates being a party to, any Government Contracts.

5.14 Intellectual Property.

(a) The Company and the Subsidiaries own or have the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Company or any Subsidiary immediately prior to the Closing will be owned, licensed or available for use by the Company or such Subsidiary on identical terms and conditions immediately following the Closing. The Company and each Subsidiary has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns or licenses. Each item of Intellectual Property owned or licensed by the Company or any Subsidiary is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b) Neither the Company nor any Subsidiary (i) has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other

Person; (ii) has violated, materially breached or not complied with in any material respect any licenses or other agreements (including the terms of any “shrink-wrap,” “click-wrap” or any volume or enterprise license or other agreement) pursuant to which the Company or any Subsidiary has received the rights to any Intellectual Property of any other Person; or (iii) has received any notice, offer to license or letter alleging or claiming any of the foregoing. To Sellers’ Knowledge, no other Person has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of the Company or any Subsidiary.

(c) Schedule 5.14(c) identifies each patent or registration (including copyright, trademark and service mark) that has been issued to the Company or any Subsidiary and which are active and in force or abandoned, lapsed, cancelled or expired with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, cancelled or expired) that either the Company or any Subsidiary has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that either the Company or any Subsidiary has granted to any other Person (whether active and in force or terminated, cancelled or expired) with respect to any of its Intellectual Property. The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.14(c) also identifies each trade name or unregistered trademark or service mark owned by either the Company or any Subsidiary, and each website owned by the Company or any Subsidiary. With respect to each item of Intellectual Property required to be identified in Schedule 5.14(c): (i) the Company or the Subsidiary, as applicable, possesses all right, title and interest in and to such item; (ii) such item is not subject to any Order; (iii) no Proceeding is pending or, to Sellers’ Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of such item; and (iv) neither the Company nor any Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d) Schedule 5.14(d) identifies each material item of Intellectual Property that any Person other than the Company or any Subsidiary owns and that either the Company or any Subsidiary uses pursuant to any license, agreement or permission of such Person (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 5.14(d): (i) to Sellers’ Knowledge, such item is not subject to any Order; (ii) to Sellers’ Knowledge, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) neither the Company nor any Subsidiary has granted any sublicense or similar right with respect to the License relating to such item.

(e) The Company and each Subsidiary has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof.

5.15 Tax.

(a) The Company and each Subsidiary has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Body and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b) The Company and each Subsidiary has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Body. Provision has been made on the Latest Balance Sheets for amounts at least equal to the amount of all Taxes owing by the Company and each Subsidiary that were not yet due and payable by the Latest Balance Sheets Date and that relate to periods ending on or prior to the Latest Balance Sheets Date. Provision will be made on the Closing Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Company and each Subsidiary that will not be due and payable by the Closing Date and that relate to periods ending on or prior to the Closing Date.

(c) Neither the Company nor any Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which either the Company or any Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which either the Company or any Subsidiary is or may be liable; (iii) either the Company or any Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Body may assess or collect Taxes for which either the Company or any Subsidiary is or may be liable.

(d) Neither the Company nor any Subsidiary has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of the Company and each Subsidiary have been assessed by the relevant Governmental Bodies and notices of assessment have been issued to the Company and each Subsidiary by the relevant Governmental Bodies for all taxation years or periods ending prior to and including the taxation year or period ended January 31, 2012.

(f) There are no proceedings, investigations, audits or claims now pending or threatened against either the Company or any Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes.

(g) The Company and each Subsidiary has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by Law to be remitted by it.

(h) The Company and each Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required by Law to be remitted by it.

(i) Except pursuant to this Agreement or as specifically disclosed in writing to Buyer, for purposes of the Tax Act or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company.

(j) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to either the Company or any Subsidiary at any time up to and including the Closing Date.

(k) Neither the Company nor any Subsidiary has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(l) For all transactions between either the Company or any Subsidiary and any non-resident Person with whom either the Company or such Subsidiary was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, either the Company or such Subsidiary, as applicable, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax. The Company’s registration number is for the purposes of the Excise Tax Act (Canada) is 85307 8426 RT0001.

(n) The only reserves under the Tax Act or any equivalent provincial or territorial statute to be claimed by either the Company or any Subsidiary for the taxation year ended immediately prior to the acquisition of control by Buyer are disclosed in Schedule 5.15(n).

(o) Buyer has been provided with copies of all Tax Returns and all communications to or from any Governmental Body relating to the Taxes of the Company and any Subsidiary, to the extent relating to periods or events in respect of which any Governmental Body may by Law assess or otherwise impose any such Tax on the Company or any Subsidiary. Schedule 5.15(o) sets forth the following federal income tax information as of the most recent practicable date: (i) the basis of the Company and each Subsidiary in its assets; and (ii) the amount of any non-capital losses available for carryover, net capital losses, and unused investment or other credit of the Company and each Subsidiary.

(p) Neither the Company nor any Subsidiary does, or has in the past five years, conducted any business or had any offices, operations (including with respect to the Business), Employees or other agents or representatives in the United States or in any other jurisdiction other than Canada.

5.16 Legal Compliance.

(a) The Company and each Subsidiary is, and for the past five-year period has been, in compliance in all material respects with all applicable Laws and (to the extent it has obtained any) Permits. No Proceeding is pending, nor has been filed or commenced within the previous five years, against either the Company or any Subsidiary alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either the Company or any Subsidiary of any Law or Permit that has resulted in or is reasonably expected to result in any Loss to either the Company or any Subsidiary. Neither the Company nor any Subsidiary received any notice or other communication from any Person regarding any actual, alleged or potential violation by either the Company or any Subsidiary of any Law or Permit or any cancellation, termination or failure to renew any Permit held by either the Company or any Subsidiary. There are no outstanding decisions, Orders or settlements or pending settlements that place any obligation upon either the Company or any Subsidiary to do or refrain from doing any act.

(b) The Company and each Subsidiary is and has been in compliance in all material respects with all applicable Canadian and other foreign export and import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to Sellers’ Knowledge, expected or threatened between either the Company or any Subsidiary and any Governmental Body under any such Laws. The Company and each Subsidiary has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes. No product or service provided by either the Company or any Subsidiary, without explicit approval from the applicable Governmental Body having jurisdiction over either the Company or the Subsidiary and the Business, during the last five years has been, directly or indirectly, sold to or performed on behalf of any country against which such Governmental Body maintains economic sanctions or other embargo.

(c) Schedule 5.16 contains a complete and accurate list of each Permit held by either the Company or any Subsidiary or that otherwise relates to the Business or any asset owned or leased by either the Company or any Subsidiary and states whether each such Permit is transferable. Each such Permit held by either the Company or any Subsidiary is valid and in full force and effect. Each such Permit is renewable for no more than a nominal fee and, to Sellers’ Knowledge, there is no reason why each such Permit will not be renewed. The Permits listed on Schedule 5.16 constitute all of the Permits necessary to allow the Company and the Subsidiaries to lawfully conduct and operate the Business as currently conducted and operated and to own and use their assets as currently owned and used.

(d) The Company and each Subsidiary has prepared and timely applied for all import and export Permits required in accordance with Canadian and other foreign export and import Laws for the conduct of the Business. The Company and each Subsidiary has made available to Buyer true and complete copies of issued and pending import and export Permits, and all documentation required by, and necessary to evidence compliance with, all Canadian and other foreign export and import Laws.

5.17 Litigation. There is no Proceeding pending or, to Sellers’ Knowledge, threatened or anticipated relating to or affecting (a) the Company, any Subsidiary or the Business or any asset owned or used by any of them; or (b) the Transactions. To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Order to which either the Company or any Subsidiary or any asset owned or used by any of them is subject. Schedule 5.17 lists all Proceedings pending at any time within the past five years in which either the Company or any Subsidiary has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time within the past five years in which either the Company or any Subsidiary has been a plaintiff. Schedule 5.17 lists all Orders in effect at any time within the past five years to which either the Company or any Subsidiary has been subject or any asset owned or used by either the Company or any Subsidiary is subject.

5.18 Product and Service Warranties. Each product sold, leased or delivered and each service provided by either the Company or any Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties. Neither the Company nor any Subsidiary has had any Liability (and to the Sellers’ Knowledge, there is no basis for any present or future Proceeding against either the Company or any Subsidiary that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Latest Balance Sheets (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Company or Subsidiary, as applicable. No product sold or delivered or any service provided by either the Company or any Subsidiary is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached hereto as Schedule 5.18 are copies of the standard terms and conditions of sale or lease for the Company and each Subsidiary that relate to the Business (containing applicable guaranty, warranty and indemnity provisions). No product sold or delivered by either the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity by the Company, any Subsidiary or any Seller beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 5.18. Neither the Company nor any Subsidiary has engaged in any unfair or deceptive acts or practices related to the marketing, sale, delivery or provision of its products or services.

5.19 Environmental. The Company, each Subsidiary and each of their predecessors have complied and is in compliance with all Environmental Laws. The Company and each Subsidiary has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. Neither the Company nor any Subsidiary has received a written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. To the Sellers’ Knowledge, none of the following exists at any property or facility currently owned or operated by either the Company or any Subsidiary and none of the following existed at any property or facility previously owned or operated by the Company, each Subsidiary or any of their predecessors at or before the time the Company, each Subsidiary or any of their predecessors ceased to own or operate such property or facility: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments or disposal areas. None of the Company, any Subsidiary or any of their predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and to the Sellers’ Knowledge, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any Environmental Laws. Neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. To the Sellers’ Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of either the Company or any Subsidiary will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.20 Employees.

(a) Schedule 5.20(a) sets forth the name, job title, current rate of direct compensation (including wages, salaries, commissions, and actual or anticipated bonuses), date of commencement of employment, any change in compensation since the Latest Balance Sheets Date and sick leave and vacation leave or other lieu time that is accrued and unused with respect to each Employee, and the annual value of other benefits to any Employee not made available to other Employees of either the Company or any Subsidiary. Schedule 5.20(a) also lists all Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee. Neither the Company nor any Subsidiary employs any Employees in the United States or any country other than Canada.

(b) Current and complete copies of all written employment contracts between either the Company or any Subsidiary and the Employees have been delivered or made available to Buyer. Neither the Company nor any Subsidiary is a party to any written employment contract with any Employee that is not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any written employment contracts with any Employees providing for cash, other compensation, benefits or contingent rights upon Closing.

(c) All current assessments under workers’ compensation legislation in relation to the Company, each Subsidiary and all of their Employees, contractors and subcontractors have been paid or accrued. Neither the Company nor any Subsidiary has been or is subject to any additional or penalty assessment under workers’ compensation legislation that has not been paid or has been given notice of any audit. There are no pending nor, to Sellers’ Knowledge, potential assessments, experience rating changes or Liability that could adversely affect the Company’s or any Subsidiary’s premium payments or accident cost experience or result in any additional payments in connection with the Company or any Subsidiary.

(d) The Sellers have made available to Buyer for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation that relate to the Company and each Subsidiary. There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation that relate to the Company or any Subsidiary. There have been no fatal or critical accidents with respect to the Business in the last three years.

(e) Neither the Company nor any Subsidiary is or has been a party to or bound by any collective bargaining agreement and no union has bargaining rights with respect to any of the Employees or other Persons providing on-site services in connection with the Business. Neither the Company nor any Subsidiary has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labour practice or other collective bargaining dispute. There is no lockout of any Employees by either the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has committed any unfair labour practice. To Sellers’ Knowledge, (i) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; and (ii) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees.

(f) To Sellers’ Knowledge, no Employee, officer or director of either the Company or any Subsidiary is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an Employee, officer or director other than for the benefit of the Company or any Subsidiary; (ii) could adversely affect the ability of the Company or any Subsidiary to conduct the Business; (iii) restricts, limits or purports to restrict or limit in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or any Subsidiary; or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company or any Subsidiary. To Sellers’ Knowledge, no officer or Employee of either the Company or any Subsidiary has any plans to terminate his or her employment with either the Company or such Subsidiary, as applicable, before, upon, or after the Closing.

5.21 Employee Benefits.

(a) Schedule 5.21(a) lists each of the Employee Benefit Plans.

(b) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) is, and has been, established, registered, amended, funded, administered, and invested in accordance with the terms of such Employee Benefit Plan and applicable Laws and each Employee Benefit Plan complies in form and in operation in all respects with terms of such Employee Benefit Plan and applicable Laws. Each such Employee Benefit Plan that is an Employee Pension Benefit Plan has been properly registered with the applicable Governmental Body and, to Sellers’ Knowledge, there are no facts or circumstances that exist which could alter an Employee Pension Benefit Plan’s tax treatment under the Tax Act.

(c) Except as disclosed in Schedule 5.21(c), neither the Company nor any Subsidiary maintains or contributes, has maintained or contributed, has been required to contribute, or as a result of the Transactions will be required to maintain or contribute to any Employee Pension Benefit Plan.

(d) All employer and employee payments, contributions, premiums or other payments required to be remitted, paid to or in respect of each Employee Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws for all periods ending on or before the Closing Date.

(e) Neither the Company nor any Subsidiary has a plan, intention or understanding or has made a promise or commitment to (i) modify or terminate any such Employee Benefit Plan; or (ii) create any additional benefit plans which would be considered to be Employee Benefit Plans once created.

(f) The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in (i) any payment, acceleration, vesting, or increase in benefits to any Employee, former employee or director of the Company or any Subsidiary; or (ii) the acceleration or securing of any funding obligations under any Employee Benefit Plan.

(g) Neither the Company nor any Subsidiary has any Liability in respect of (i) a defined benefit pension plan; or (ii) any other Employee Benefit Plan that provides benefits on a “defined benefits” basis.

(h) None of the Employee Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Employee Benefit Plan or any insurance contract relating thereto.

(i) All data necessary to administer each Employee Benefit Plan is in the possession of the Company, any Subsidiary or their agents and is in a form which is sufficient for the proper administration of the Employee Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(j) Except as disclosed in Schedule 5.21(j), all of the Employee Benefit Plans are Stand Alone Benefit Plans.

(k) Current and complete copies of all written Employee Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Benefit Plans which have been provided to Persons entitled to benefits under the Employee Benefit Plans have been delivered or made available to Buyer together with copies of all material documents relating to the Employee Benefit Plans.

(l) With respect to each Employee Benefit Plan that either the Company or any Subsidiary maintains or has maintained or to which it contributes, has contributed, or has been required to contribute or has or had any Liability, none of the Company, any Subsidiary nor any other fiduciary of an Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan. No Proceeding with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Sellers’ Knowledge, threatened or anticipated. To Sellers’ Knowledge, there is no basis for any such Proceeding. There is no investigation by a Governmental Body or claim (other than routine claims for payment of benefits) pending, or to Sellers’ Knowledge, threatened or anticipated with respect to any such Employee Benefit Plan or their assets (other than routine claims for benefits) and, to Sellers’ Knowledge, there is no basis for any such investigation or claim.

(m) Neither the Company nor any Subsidiary contributes, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multi-Employer Plan or has any Liability under any Multi-Employer Plan. Neither the Company nor any Subsidiary maintains or contributes, has maintained or contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Benefit Plan that provides benefits beyond retirement or other termination of service to Employees or former employees of the Company or any Subsidiary or to the beneficiaries or dependents of such employees.

5.22 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof, Schedule 5.22 lists (a) the ten largest (by dollar volume) customers of the Company and the Subsidiaries during each such period (showing the dollar volume for each) (the “Material Customers”), and (b) the ten largest (by dollar volume) suppliers of the Company and the Subsidiaries during each such period (showing the dollar volume for each) (the “Material Suppliers”). Since the Latest Balance Sheets Date, no Material Customer or Material Supplier has notified either the Company or any Subsidiary of a likely decrease in the volume of purchases from or sales to the Company or any Subsidiary, or a decrease in the price that any such customer is willing to pay for products or services of the Company or any Subsidiary, or an increase in the price that any such supplier will charge for products or services sold to the Company or any Subsidiary, or of the bankruptcy or liquidation of any such customer or supplier, as applicable. The Company and each Subsidiary have reasonable commercial working relationships with each of the Material Customers and Material Suppliers based on the nature and scope of the Business conducted as of the date hereof and since the Latest Balance Sheets Date: (a) none of the Material Customers or the Material Suppliers has canceled, terminated or changed in any material respect its relationship with the Business or the terms thereof, or threatened or provided notice of its intent to do so; and (b) none of the Material Customers or the Material Suppliers has decreased or limited materially or threatened to decrease or limit materially its purchases from, or sales to, the Business.

5.23 Related Party Transactions. Except as set forth in Schedule 5.23, for the past five years, neither any shareholder, officer, director or employee of either the Company or any Subsidiary nor any Related Party of any of the foregoing has (a) owned any interest in any asset used in the Business; (b) been involved in any business or transaction with either the Company or any Subsidiary; or (c) engaged in competition with either the Company or any Subsidiary. Except as set forth in Schedule 5.23, neither any shareholder, officer, director or employee of either the Company or any Subsidiary nor any Related Party of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, either the Company or any Subsidiary; or (ii) has any Indebtedness owing to either the Company or any Subsidiary. Except as set forth in Schedule 5.23, neither the Company nor any Subsidiary (A) has a claim or right against any shareholder, officer, director or employee of either the Company or any Subsidiary or any Related Party of any of the foregoing; and (B) has Indebtedness owing to any shareholder, officer, director or employee of either the Company or any Subsidiary or any Related Party of any of the foregoing (such matters set forth on Schedule 5.23 or otherwise described in this Section 5.23 are collectively referred to herein as the “Related Party Transactions”).

5.24 Indebtedness and Guaranties. Except as specifically described in Schedule 5.24, neither the Company nor any Subsidiary has any Indebtedness outstanding. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of either the Company or any Subsidiary have been furnished to Buyer. Except as specifically described in Schedule 5.24, neither the Company nor any Subsidiary is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

5.25 No Retail-Sales or Fueling. Neither the Company nor any Subsidiary has engaged in or operated any retail sales business, including without limitation the retail sale of tires, tire parts, tire accessories and related equipment and the performance of related services for end consumers. Neither the Company nor any Subsidiary has stored any oil, petroleum or other Hazardous Substance on any Leased Real Property except in compliance with applicable Law. Neither the Company nor any Subsidiary has engaged in fueling, refueling or vehicle maintenance operations involving the use of Hazardous Substances on any Leased Real Property.

5.26 Insurance. Schedule 5.26 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which either the Company or any Subsidiary is a party, a named insured, covered or otherwise the beneficiary of coverage: (a) the name of the insurer; (b) the policy number; (c) the name of the policyholder; (d) the period of coverage; and (e) the amount of coverage. The Company has delivered to Buyer true and complete copies of each Insurance Policy and each pending application of either the Company or any Subsidiary for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. Schedule 5.26 describes any self-insurance arrangements affecting either the Company or any Subsidiary. The Company and each Subsidiary has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Company and each Subsidiary is in compliance with all obligations relating to insurance created by Law or any Contract to which the Company or any Subsidiary is a party. The Company has delivered or made available to Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

5.27 No Acceleration of Rights and Benefits. Except for (a) customary professional fees incurred by either the Company or any Subsidiary in connection with the Transactions; and (b) any severance, change in control, stay-pay, bonus or other similar payments to any Employee or former employees, officers, directors or managers of either the Company or any Subsidiary or any of their Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments (collectively, the “Transaction Payments”), all as set forth on Schedule 5.27, neither the Company nor any Subsidiary has made, nor is the

Company obligated to make, any payment to any Person in connection with the Transactions or any change of control of the Company or any Subsidiary. Except as set forth in Schedule 5.27, no rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control of the Company or any Subsidiary or the consummation of the Transactions. Neither the Company nor any Subsidiary is party to any contract which, by its terms, will require Buyer, the Company or any Subsidiary to support its obligations under such contract with a letter of credit or other collateral as a result of the consummation of the Transactions.

5.28 Capital Expenditures. Attached hereto as Schedule 5.28 are (a) a list of the capital expenditures of the Company and each Subsidiary in excess of $25,000 for the Company’s three prior fiscal years and the current fiscal year through the Latest Balance Sheets Date; and (b) the budget for capital expenditures of the Company and each Subsidiary for its current fiscal year and the following fiscal year. There are no capital expenditures that either the Company or any Subsidiary currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted by the Company and the Subsidiaries. Neither the Company nor any Subsidiary has foregone or otherwise materially altered any planned capital expenditure in contemplation of this Agreement, the consummation of the Transactions or any other sale or disposition of the Business.

5.29 Franchise Matters. Neither the Company nor any Subsidiary (a) has offered, sold or granted franchises of any type, or engaged in any action, conduct, operation or practice which constitutes, or reasonably could be construed as constituting or giving rise to, a franchise business or system, including, without limitation, pursuant to which either the Company or any Subsidiary offers, sells or grants rights to third parties to establish, develop and/or operate businesses that, among other things, distribute, sell and/or service tires, tire parts, tire accessories and related equipment and perform related services under or associated with any mark owned, licensed or approved by either the Company or any Subsidiary, and exercising control or offering assistance in the method of operation, including building design, furnishings, locations, business organization, marketing or business techniques, methods, procedures, sales promotion programs or training; (b) has filed any application seeking registration, exemption, and/or approval to do any of the foregoing; (c) is currently or has ever been a party to any Contract which relates to or constitutes a “franchise” or “business opportunity” as defined under any federal, provincial, state, territorial, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Body that governs, regulates or otherwise affects the offer or sale of franchises; or (d) has made any representation, condition or warranty, express or implied, oral or written, as to the longevity or duration of any Person’s participation in the website owned by the Company at www.rtdistributors.com (the “Website”), or the “dealer network” referred to on the Website. There is no writing that evidences any material term or aspect of the relationship or arrangement with any of Persons currently participating in the Website or the “dealer network” referred to on the Website.

5.30 Ethical Practices. None of the Company, any Subsidiary, any Seller, any of each Sellers’ Affiliates, or any of their respective directors, officers and employees has, and to Sellers’ Knowledge, no joint venture partner of the Company, any Subsidiary or any other party acting on behalf of the Company or any Subsidiary has, offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.

5.31 No Brokers’ Fees. Neither the Company nor any Subsidiary has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

5.32 Competition Act. The Company, together with its affiliates (as defined in the Competition Act (Canada) and the regulations enacted thereunder), do not have assets in Canada with an aggregate value that exceeds $45,000,000, or aggregate gross revenues from sales in, from or into Canada, that exceed $140,000,000, determined in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

5.33 Investment Canada. The aggregate value of the assets of the Company determined in accordance with the Investment Canada Act (Canada) and regulations enacted thereunder does not exceed $344,000,000.

5.34 Disclosure. No representation or warranty contained in this Article V and no statement in any Schedule related hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading. To Sellers’ Knowledge, there is no impending change in the Business or in the Company’s or any Subsidiary’s competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business that (a) has not been disclosed in the Schedules to the representations and warranties in this Article V; or (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or in any Material Adverse Effect.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants, as of the date hereof and as of the Closing Date, to the Company as follows:

6.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles (i) this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by Buyer of each Transaction Document, such Transaction Document will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.

6.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time, violate any Law to which Buyer is subject or violate any Organizational Document of Buyer. Buyer is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

6.3 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened or anticipated against Buyer relating to or affecting the Transactions.

6.4 No Brokers’ Fees. Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Sellers could be liable.

6.5 Investment Intent. Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act or any state, provincial, territorial or foreign securities laws (including the securities laws of the provinces and territories of Canada).

6.6 Investment Canada. Buyer is a WTO investor within the meaning of the Investment Canada Act (Canada).

ARTICLE VII.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

7.1 Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII).

7.2 Approvals and Consents. Without limiting the generality of Section 7.1, as promptly as practicable after the date hereof, each Party hereby agrees to make all filings that may be required by applicable Law to be made by such Party in order to consummate the Transactions. The Sellers, Holdco and the Company, on the one hand, and Buyer, on the other hand, hereby agree to cooperate with each other and their respective Representatives with respect to any filings that such other Parties are required to make in connection with the Transactions. To the extent that any Consent set forth on Schedule 5.4 and identified as a “Required Consent” is not obtained on or before Closing, the Sellers shall solicit such consents, subject to Buyer’s prior approval of the form and substance of each such consent. Each Seller shall use its best efforts (at Sellers’ expense), and Buyer, Holdco and the Company shall cooperate in all reasonable respects with the Sellers, to obtain all such consents; provided, however, that such cooperation shall not include any requirement for Holdco, the Company or Buyer to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

7.3 Operation of Business. Except as otherwise consented to by Buyer in writing, the Sellers shall cause Holdco, the Company and the Subsidiaries to, and Holdco, the Company and the Subsidiaries shall:

(a) conduct the business of the Company and the Subsidiaries only in the Ordinary Course of Business and, without limiting the generality of the foregoing:

(i) neither the Company nor any Subsidiary shall sell, lease, transfer or assign any asset, other than for fair consideration in the Ordinary Course of Business;

(ii) neither the Company nor any Subsidiary shall sell, lease, transfer or assign any of its assets, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(iii) neither the Company nor any Subsidiary shall make any material change in the manner in which products or services of the Business are marketed (including, without limitation, any material change in prices), any material change in the manner in which the Business extends discounts or credits to customers or any material change in the manner or terms by which the Business deals with customers;

(iv) neither the Company nor any Subsidiary shall (i) make any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business; or (ii) fail to make any scheduled capital expenditures or investments when due;

(v) neither the Company nor any Subsidiary shall delay or postpone the payment of accounts payable and other Liabilities, accelerate the collection of accounts receivable, in either case outside the Ordinary Course of Business, or alter any accounting method or practice;

(vi) other than pursuant to the DJ Share Purchase Agreement, neither the Company nor any Subsidiary shall issue, create, incur or assume any Indebtedness (or series of related Indebtedness) involving more than $25,000 in the aggregate or delay or postpone the payment of accounts payable or other Liabilities beyond the original due date;

(vii) neither the Company nor any Subsidiary shall cancel, compromise, waive or release any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $25,000;

(b) use their best efforts to maintain the businesses, properties, physical facilities and operations of Holdco, the Company and the Subsidiaries, preserve intact the current business organization of Holdco, the Company and the Subsidiaries, keep available the services of the current officers, employees and agents of Holdco, the Company and the Subsidiaries, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with Holdco, the Company or any of the Subsidiaries;

(c) maintain the assets of Holdco, the Company and the Subsidiaries in good repair, order and condition, subject to ordinary wear and tear and consistent with their intended use;

(d) preserve and maintain the Intellectual Property of Holdco, the Company and the Subsidiaries identified on Schedule 5.14(c);

(e) confer with Buyer concerning matters of a material nature to Holdco, the Company and the Subsidiaries;

(f) confer with Buyer with respect to, and provide Buyer with copies of, Tax Returns before filing, and neither Holdco, the Company nor any Subsidiary shall make, rescind or change any Tax election, change any Tax accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or Liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(g) deliver to Buyer monthly consolidated financial statements of Holdco, the Company and the Subsidiaries as they become available to Holdco and the Company and otherwise report periodically to Buyer concerning the status of the businesses, operations and finances of Holdco, the Company and the Subsidiaries;

(h) not (i) split, combine or reclassify any of their equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of any of their equity securities, or (ii) repurchase, redeem or otherwise acquire any of their equity securities or any securities convertible into or exercisable for any of their equity securities;

(i) not deliver or sell, or authorize or propose the issuance, delivery or sale of, any of their equity securities of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such of their equity securities, or enter into any agreement with respect to any of the foregoing;

(j) other than to the extent required to comply with its obligations hereunder or required by applicable Law, not amend any of their Organizational Documents;

(k) other than pursuant to the DJ Share Purchase Agreement, not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the Business in the Ordinary Course of Business);

(l) not transfer, assign, lease, sell, abandon, impose or permit the imposition of any Encumbrance on or otherwise dispose of, any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(m) other than the promissory note issued pursuant to the DJ Share Purchase Agreement, not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) pursuant to any contract or other legal obligation of the Company as in effect as of the date hereof and/or described in Schedule 5.13 or Schedule 5.21(a), or (B) in the Ordinary Course of Business; or (ii) create, incur, assume or suffer to exist any Indebtedness to Holdco, the Company or the Subsidiaries not in existence as of the date of this Agreement, except pursuant to the credit facilities and other arrangements of the Company in existence on the date hereof (but not in excess of amounts authorized for issuance thereunder as of the date hereof);

(n) except for any new contract awards, contract renewals, negotiations and amendments entered into in the Ordinary Course of Business, not (i) in the case of Holdco, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract, and in the case of the Company and any Subsidiary, enter into or become bound by, or permit any of the assets owned or used by them to become bound by, any Contract of the type that would have been required to be disclosed pursuant to Section 5.13 if such Contract had been entered into on the date hereof, or (ii) accelerate, modify, cancel or terminate, or waive any material right or remedy under, any Contract, lease or license to which Holdco, the Company or a Subsidiary is a party or by which any of their properties is bound;

(o) not (i) amend, modify, extend, renew or terminate any Lease; (ii) assign, transfer or sublet its interest in any Leased Real Property; or (iii) enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(p) other than in the Ordinary Course of Business, as required by applicable Law or pursuant to any Contract or other legal obligation of the Company or any Subsidiary as in effect on the date hereof and described on Schedule 5.13 or Schedule 5.21(a), not (i) make any loan to, or enter into any other transaction with, any of its directors, officers or Employees on terms that would not have resulted from an arms-length transaction; (ii) grant or announce any stock or equity option, equity or incentive awards or the increase in salaries, bonuses or other compensation and benefits payable by Holdco, the Company or any Subsidiary to any of their employees, officers, directors, shareholders or other service providers; (iii) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Employee Benefit Plan to any Employee, officer, director, shareholder or other service provider of Holdco, the Company or any Subsidiary, whether past or present; (iii) adopt or make any commitment to adopt any new benefit or compensation plan, program, agreement or arrangement or make any material contribution, other than regularly scheduled contributions, to any Employee Benefit Plan; or (iv) enter into any employment Contract or modify the terms of any existing employment Contract or enter into or amend any consulting, bonus, severance, retention, retirement or similar agreement;

(q) not engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 5.6 is likely to or does occur;

(r) Holdco shall not engage in any business or undertake any activities; and

(s) not commit or agree to do any of the foregoing.

7.4 Full Access. Each Seller, Holdco and the Company hereby agrees to, and to cause each of their respective Representatives to, (i) permit Buyer and its Representatives to have full access to all premises, properties, personnel (including the opportunity to discuss the affairs of Holdco, the Company and the Subsidiaries with such personnel), books, records, Contracts, documents and data of or pertaining to Holdco, the Company and the Subsidiaries; (ii) furnish Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as Buyer may reasonably request; (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as Buyer may reasonably request; and (iv) afford Buyer and its Representatives full access to perform appropriate environmental inspections.

7.5 Notice of Developments. The Sellers, Holdco and the Company shall immediately notify Buyer in writing of (i) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of any Seller, Holdco or the Company in this Agreement; and (ii) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of any Seller, Holdco or the Company in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

7.6 Exclusivity. Each Seller, Holdco and the Company hereby agree that they shall not, and shall cause each of their respective Representatives not to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the Ordinary Course of Business) of Holdco, the Company, any Subsidiary or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving Holdco, the Company or any Subsidiary (in each case, an “Acquisition Proposal”); or (ii) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the Sellers, Holdco and the Company shall immediately notify Buyer of such Acquisition Proposal and all information related to such Acquisition Proposal, including the price and proposed terms thereof. Each Seller hereby agrees not to vote any of the Shares in favour of any transaction associated with an Acquisition Proposal. The sale of or any other transaction relating to any equity interest in any parent entity of the Company is deemed for the purposes of this Agreement to be a sale of or transaction relating to an equity interest in the Company.

7.7 Confidentiality, Press Releases and Public Announcements. Each Party shall, and shall cause such Party’s Representatives to, maintain in confidence all information received from another Party or a Representative thereof in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless and to the extent that (a) such information is already known to the receiving Party or its Representatives; (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality; (c) such information becomes publicly available through no fault of the receiving Party; (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party shall use its best efforts to advise the disclosing Party prior to making such disclosure); or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party shall use its best efforts to advise the disclosing Party prior to making such disclosure). No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the Buyer and the Sellers prior to making such disclosure). The Sellers and Buyer shall consult with each other concerning the means by which any employee, customer or supplier of the Company or any other Person having any business relationship with the Company will be informed of the Transactions, and Buyer shall have the right to be present for any such communication.

7.8 DJ Share Purchase Agreement. Except as Buyer may otherwise direct, the Company shall, and each of the Seller, the Principals and Holdco shall cause the Company to, take, or cause to be taken, all necessary or desirable steps and do, or cause to be done, all other things necessary or desirable to complete the transactions contemplated by the DJ Share Purchase Agreement, including:

(a) enforcing all of its rights under the DJ Share Purchase Agreement and not releasing David Johnson from any of his obligations under the DJ Share Purchase Agreement;

(b) performing all of its obligations under the DJ Share Purchase Agreement;

(c) satisfying (or causing the satisfaction of) all of the conditions precedent in favour of David Johnson under the DJ Share Purchase Agreement and not waiving any condition precedent to the completion in favour the Company under the DJ Share Purchase Agreement;

(d) not amending, modifying or terminating, or providing any consents under, the DJ Share Purchase Agreement; and

(e) not taking any action that, or failing to take any action which failure, is intended to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay impede the transactions contemplated by the DJ Share Purchase Agreement.

ARTICLE VIII.

CLOSING CONDITIONS

8.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions at the Closing is subject to the satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of the Sellers, the Principals, Holdco and the Company in this Agreement must be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except in each case to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties must be true and correct in all respects); (ii) each Seller, each Principal, Holdco and the Company must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed by them prior to or at the Closing; and (iii) each Seller and each Principal must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming the satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) certificates representing all of the outstanding Shares, accompanied by duly executed and undated stock powers, in form and substance satisfactory to Buyer, for transferring the Shares to Buyer, free and clear of any Encumbrances;

(ii) the minute books, the share certificate books and the stock ledger of Holdco, the Company and each Subsidiary, the share certificates representing all of the shares of the Company registered in the name of Holdco and the share certificates representing all of the shares of each Subsidiary registered in the name of the Company (or registered in the name of another Subsidiary);

(iii) the Escrow Agreement, executed by each Seller and the Escrow Agent;

(iv) the Non-Competition, Non-Solicitation and Confidentiality Agreements, executed by each Seller, each Person holding a beneficial interest in a Seller, David Johnson, Scott Johansen, Greg Pederson, Ryan Boyle and Todd Richardson;

(v) the Employment Agreements shall be executed and delivered by each of the Key Employees and in full force and effect, subject only to the occurrence of the Closing, and shall not have been revoked or sought to be revoked by any of the applicable employees;

(vi) audited consolidated balance sheets of the Company and the Subsidiaries as of January 31 for each of the fiscal years ending 2011, 2012 and 2013, and audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the unqualified reports thereon of Deloitte LLP, Chartered Accountants (the “Audited Financial Statements”), all such Audited Financial Statements having been audited in accordance with Generally Accepted Accounting Standards of the United States of America, prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered thereby, and fairly presenting the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the dates thereof and for the periods indicated therein, and the results contained in all such Audited Financial Statements shall be consistent with those in the Scheduled Financial Statements (other than changes resulting from the application of GAAP in the Scheduled Financial Statements and U.S. GAAP in the Audited Financial Statements);

(vii) an opinion from Sellers’ counsel, SimpsonWigle LAW LLP, attached hereto as Exhibit D, addressed to Buyer, its counsel, Buyer’s lenders and its counsel, for which such counsel may rely on certificates of the Sellers as to factual matters;

(viii) signed resignations of each director and officer of Holdco, the Company and each Subsidiary, in form and substance reasonably satisfactory to Buyer, unless directed otherwise in writing by Buyer;

(ix) a certificate of an officer of each Seller (if such Seller is not a natural person), Holdco, the Company and each Subsidiary, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the Organizational Documents of each such Seller, Holdco, the Company and each Subsidiary, (2) to the extent applicable, resolutions duly adopted by the board of directors (or comparable governing body) and shareholders of each such Seller, Holdco and the Company and authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents, and (3) a certificate of status or good standing as of a recent date of each such Seller, Holdco, the Company and each Subsidiary from its jurisdiction of organization, and from each jurisdiction in which it is qualified to conduct business; (B) the resolutions referenced in subsection (A)(2) are in full force and effect as of the Closing Date; and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the existence or good standing of each such Seller, Holdco the Company or each Subsidiary in any such jurisdiction;

(x) written evidence, satisfactory to Buyer, that Holdco, the Company and each Seller have made all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date; and

(xi) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of each of Holdco’s, the Sellers’ and the Company’s representations and warranties hereunder; (B) evidencing each of the Seller’s, Holdco’s and the Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by each Seller, Holdco and the Company hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 8.1; or (D) otherwise facilitating the performance of the Transactions;

(c) each Consent listed in Schedule 5.4 must have been obtained, delivered to Buyer, be in full force and effect and be in the form approved by Buyer pursuant to Section 7.2;

(d) there must not be any Proceeding pending or threatened against Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions; or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(e) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law;

(f) no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that would materially impair the operation of the Business as currently conducted;

(g) Sellers and the Principals shall have taken all actions required of the Sellers and Principals under Section 2.7;

(h) between the date hereof and the Closing Time, there shall not have occurred a Material Adverse Effect or one or more event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i) there shall be no Liabilities of Holdco existing at the Closing Time, and Buyer shall be satisfied, acting reasonably, with the results of its due diligence investigation of Holdco (including, for certainly, each of Holdco’s predecessor corporations) and the Pre-Signing Reorganization Transactions;

(j) the transactions contemplated by the DJ Share Purchase Agreement shall have been completed, in accordance with the terms of the DJ Share Purchase Agreement, immediately prior to the Closing Time; and

(k) an estoppel certificate or no-interest letter is obtained from each secured party with a registered Encumbrance against a Seller, the collateral description for which registration may include the Shares, in each case in form satisfactory to Buyer.

8.2 Conditions to the Sellers’ Obligations. The Sellers’ obligations to consummate the Transactions at the Closing are subject to satisfaction, or written waiver by each Seller, of each of the following conditions:

(a) (i) all of the representations and warranties of Buyer in this Agreement must be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except in each case to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties must be true and correct in all respects); (ii) Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) Buyer must deliver to the Sellers at the Closing a certificate, duly executed by an authorized officer of Buyer, in form and substance reasonably satisfactory to the Sellers, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to Sellers and dated as of the Closing Date (unless otherwise indicated):

(i)	the Escrow Agreement, executed by Buyer and the Escrow Agent;

(ii)	the Non-Competition, Non-Solicitation and Confidentiality Agreements executed by Buyer;

(iii)	the Employment Agreements shall be in full force and effect, subject only to the occurrence of the Closing, and shall not have been revoked or sought to be revoked by the employer; and

(iv)	such other documents as Sellers may reasonably request for the purpose of (A) evidencing the accuracy of Buyer’s representations and warranties hereunder; (B) evidencing Buyer’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Buyer hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 8.2, or (D) otherwise facilitating the performance of the Transactions;

(c) Buyer shall have taken all actions required of Buyer under Section 2.7; and

(d) all of the representations and warranties of Parent Guarantor in Section 13.15(b) of this Agreement must be true and correct in all material respects as if made on and as of the Closing Date, and Parent must deliver to the Sellers at the Closing a certificate, duly executed by an authorized officer of Parent, in form and substance reasonably satisfactory to the Sellers, confirming the same.

ARTICLE IX.

TERMINATION

9.1 Termination Events. This Agreement may, by written notice given to the non- terminating Parties prior to the Closing, be terminated:

(a) by (i) Buyer, if Buyer is not in material breach of its obligations under this Agreement and there is a breach in any material respect by any Seller, any Principal, Holdco or the Company of any of their respective representations, warranties, covenants or other agreements contained in this Agreement and such breach has not been cured within 10 days after Buyer gives written notice thereof to the breaching Party, or if such breach cannot be cured, and would cause the failure of a condition set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(h); or (ii) the Sellers, if none of Holdco, the Company or the Sellers are in material breach of their obligations under this Agreement and there is a breach in any material respect by Buyer or the Parent Guarantor of any of their representations, warranties, covenants or other agreements contained in this Agreement and such breach has not been cured within 10 days after the Sellers give written notice thereof to Buyer, or if such breach cannot be cured, and would cause the failure of a condition set forth in Section 8.2(a) and (b);

(b) by either Buyer or the Sellers if (i) any order, decree, ruling or other non-appealable final action has been issued by a Governmental Body permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions, or (ii) the Closing shall not have occurred on or before May 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement; or

(c) by mutual consent of Buyer and the Sellers.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that the obligations in Section 7.7 (Confidentiality) and Article XIII (Miscellaneous) shall survive the termination of this Agreement. Nothing in this Article IX shall release any Party from any Liability for any willful breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE X.

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

10.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such Party each of such other Parties shall reasonably cooperate with the requesting Party and its counsel (at the expense of the requesting Party) in the evaluation, pursuit, contest or defense of such Proceeding, make reasonably available its personnel, books and records to the requesting Party during normal business hours upon reasonable advance notice, as may be necessary in connection therewith. The requesting Party shall reimburse each of such other Parties for their out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Article XI).

10.2 Transition. Each Seller and each Principal shall not, and shall cause their Affiliates and Representatives not to, take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of the Company or any Subsidiary from maintaining the same relationships with the Company or any Subsidiary after the Closing as it maintained with the Company or any Subsidiary prior to the Closing. Each Seller and each Principal shall refer all inquiries relating to the Business to the Company or Buyer from and after the Closing.

10.3 Confidentiality. Each Seller and each Principal shall, and shall cause their Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for their own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 10.3 shall not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by any Seller or Principal or any of their respective Affiliates or Representatives or, to their Knowledge, breach by any other Person of a duty of confidentiality to Buyer; or (b) the applicable Party is required to disclose by applicable Law; provided, however, that such Party shall notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, each Seller and Principal shall, and shall cause their respective Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

10.4 Access to Information. The Sellers and the Principals shall cooperate with and take commercially reasonable steps to, and will use commercially reasonable efforts to cause their Representatives to, assist (in good faith) Buyer in connection with the preparation of any financial statements, and any governmental or regulatory filings of Buyer after Closing. Without limiting the generality of the foregoing, Buyer shall be permitted reasonable access, upon reasonable advance notice during normal business hours to all documents required and to the Sellers’ and Company’s employees to provide additional information and explanation of any material provided hereunder.

10.5 Closing Accounts Receivables. In the event that any portion of the Accounts Receivables of the Company existing at the Closing Date (the “Closing Accounts Receivable”) have not been collected on the date that is 90 days following the Closing Date (such portion, the “Unpaid Accounts Receivable Amount”), then the Sellers shall promptly pay to Buyer the Unpaid Accounts Receivable Amount, in immediately available funds, which obligation shall be a joint and several obligation of the Sellers (or at Buyer’s election, Buyer may withdraw such amount from the Escrow Funds). If Buyer collects any payment in cash with respect to any of the Unpaid Accounts Receivable Amount paid to Buyer by the Sellers pursuant to the immediately preceding sentence following the date of such payment, then Buyer shall at its election, pay the amount so collected to the Sellers or deposit such amount in the Escrow Funds. Without limiting Buyer’s rights and remedies under this Section 10.5, if (a) Buyer collects any amount from a customer after the Closing Date with respect to an account receivable from such customer; and (b) there are Closing Accounts Receivable from such customer to Buyer that have not been satisfied in full, then Buyer shall apply the amount collected to reduce the oldest account receivable from such customer that has not been satisfied in full and that is not in genuine dispute. Any payments made by the Sellers or Buyer pursuant to this Section 10.5 shall be adjustments to the Final Purchase Price.

10.6 Employee Benefits. Buyer shall establish or otherwise designate existing benefit plans of the Buyer (the “Buyer Benefit Plans”) to provide benefits for the period after the Closing Date to Employees who participate in any Employee Benefit Plans that are disclosed in Schedule 5.21(j). Effective as of the Closing Date, all Employees who participate in a Buyer Benefit Plan shall cease to participate in and accrue benefits under any Employee Benefit Plans which are disclosed in Schedule 5.21(j), and shall commence participation in the Buyer Benefit Plans on and after the Closing Date, subject to, and in accordance with, the terms of the applicable Buyer Benefit Plan. The Sellers shall be responsible for providing Employees with all benefits accrued under the Employee Benefit Plans disclosed in Schedule 5.21(j) prior to the Closing Date.

10.7 Section 56.4 Agreement. The Parties agree that no portion of the Purchase Price shall be allocated to the “restrictive covenant” (as such term is defined in the October 24, 2012 Notice of Ways and Means Motion to amend the Tax Act (the “Draft Legislation”)) granted by the Sellers. The Parties further agree that the Non-Competition, Non-Solicitation and Confidentiality Agreements can reasonably be regarded to have been granted to maintain or preserve the fair market value of the Shares. Therefore, the Parties intend that subsections 56.4(5) and 56.4(7) of the Draft Legislation and the equivalent provisions of any provincial legislation apply to this Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreements. The Parties further agree the Purchaser and each Seller shall execute and file in prescribed form and on a timely basis any election required to ensure that subsections 56.4(5) and 56.4(7) of the Draft Legislation and the equivalent provisions of any provincial legislation apply in respect of this Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreements.

10.8 Excessive Eligible Dividend Designation Agreement and Excess Capital Dividend Agreement. Each of the Sellers that has received a dividend from Holdco and/or the Company will enter into an Excessive Eligible Dividend Designation Agreement substantially in the form provided in Exhibit E and each of the Sellers that has received a capital dividend from Holdco and/or the Company will enter into an Excess Capital Dividend Agreement substantially in the form provided in Exhibit F.

10.9 DJ Share Purchase Agreement. Each of the Sellers and each Principal hereby acknowledges that the Company has entered into the DJ Share Purchase Agreement providing for, among other things, the sale to the Company of the 7 common shares held by David Johnson in the capital of Regional Tire Distributors (Atlantic) Inc. for consideration of C$637,000. Pursuant to the purchase price adjustment in section 2.5 of the DJ Share Purchase Agreement, the Company may become liable to pay David Johnson additional consideration subsequent to the Closing Date. The Sellers hereby agree to deliver to the Company (or as the Company may direct) an aggregate amount equal to such additional consideration concurrently with any payment to David Johnson pursuant to section 2.5 of the DJ Share Purchase Agreement (which obligation shall be a joint and several obligation of the Sellers), which amount may, at the discretion of Buyer, be withdrawn from the Escrow Amount and the Sellers shall, at the request of Buyer, execute a direction to the Escrow Agent accordingly.

ARTICLE XI.

INDEMNIFICATION

11.1 Indemnification by Sellers. After the Closing and subject to the terms and conditions of this Article XI, the Sellers and the Principals, jointly and severally, shall indemnify and hold harmless Buyer, Holdco, the Company, their Affiliates (other than the Sellers) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns and agents (collectively, the “Buyer Indemnified Parties”) from, and pay and reimburse the Buyer Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(a) any breach or inaccuracy of any representation or warranty made by any Seller or Principal in this Agreement (other than in Article III) or in any Transaction Document;

(b) any breach or inaccuracy of the certificate delivered by any Seller or Principal pursuant to Section 8.1 (except as such certificate relates to the representations and warranties made by such Seller in Article III);

(c) any breach of any covenant or agreement of any Seller or Principal in this Agreement or any Transaction Document (other than the Non-Competition, Non-Solicitation and Confidentiality Agreements);

(d) any claim by any Person claiming through or on behalf of any Seller or Principal arising out of or relating to any act or omission by Buyer or any other Person in reliance upon instructions from or notices given by the Seller or any Principal; or

(e) any other matter set forth on Schedule 11.1.

After the Closing and subject to the terms and conditions of this Article XI, each Seller together with its respective Principal(s), if applicable, severally and not jointly, shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(f) any breach or inaccuracy of any representation or warranty made by any Seller and/or its respective Principal(s) contained in Article III of this Agreement; or

(g) any breach of any covenant or agreement of a Seller and/or its respective Principal(s) in such Seller’s Non-Competition, Non-Solicitation and Confidentiality Agreement.

11.2 Limitation on Liability. Notwithstanding any other provision of this Agreement or any Transaction Document:

(a) For purposes of this Article XI, in determining whether a Seller or Principal has breached any representation or warranty made by a Seller or Principal in this Agreement, the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect”, dollar thresholds and similar qualifications shall be disregarded and given no effect.

(b) Except in the case of Fraud, the provisions of this Article XI and Article XII shall constitute the sole remedy to the Buyer Indemnified Parties against the Sellers and the Principals with respect to any and all breaches of any agreement, covenant, representation or warranty made by the Sellers and the Principals in this Agreement or in any Transaction Document, other than any remedy based on equitable principles, including injunctive relief or specific performance, which shall not be limited by this Section 11.2.

(c) For the purposes of calculating Losses of the Buyer Indemnified Parties, the principle to be applied is that the Buyer Indemnified Parties are to be made whole and to be placed in the same position as it would have been in if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen, and by way of example, to the extent that any Loss indemnified against hereunder (or the event giving rise to the same): (i) creates, gives rise to or otherwise has the result of conferring upon a Buyer Indemnified Party, any tax deduction, tax credit or tax relief (but only to the extent that any such tax deduction, tax credit or tax relief has, prior to the receipt of the applicable indemnification payment, resulted in a direct reduction of the Taxes payable by a Buyer Indemnified Party or will result in a direct reduction of the Taxes payable by a Buyer Indemnified Party in the taxation year in which the applicable indemnification payment is received by a Buyer Indemnified Party) or (ii) results in any recovery pursuant to any insurance coverage, the same shall be taken into account in the calculation of the Loss of the Buyer Indemnified Parties. Similarly, if the receipt of an indemnification payment by a Buyer Indemnified Party will result in an increase in the Taxes payable by a Buyer Indemnified Party and/or a decrease in the Tax attributes of a Buyer Indemnified Party (over and above what the position of the Buyer Indemnified Party would have been if act, omission or state of affairs giving rise to the Loss indemnified against had not arisen), the amount of such indemnification payment shall be increased so that the amount of the indemnification payment received by the Buyer Indemnified Parties, after deducting the amount of such increase in Taxes payable and/or decrease in Tax attributes, is equal to the amount they would have received if there had been no such increase in Taxes payable and/or decrease in Tax attributes as a result of the receipt of such indemnification payment. For clarity, if any amount in respect of an inaccuracy in any of the representations and warranties made by the Sellers or breach of any covenants of the Sellers or the Company was reflected in the Closing Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), then such inaccuracy or breach shall not give rise to an indemnification obligation under this Article XI or Article XII to the extent of the amount so reflected in the Closing Working Capital.

(d) Other than Losses arising from Fraud and Losses arising in connection with the matters referred to in Section 11.1(e), the Sellers and the Principals shall not be liable to the Buyer Indemnified Parties for any Losses in respect of a breach or inaccuracy of the Operational Representations, until the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties exceeds $100,000, whereupon the Sellers and the Principals shall be liable for all such Losses exceeding such $100,000.

(e) For the purposes of the indemnities provided under Sections 11.1(a), (b), (c) and (d), except in the case of Fraud or inaccuracy or breach of a Fundamental Representation, the indemnification obligations under this Agreement and the Transaction Documents of the Sellers and the Principals collectively in the aggregate shall not exceed the Final Purchase Price.

(f) For the purposes of the indemnities provided under Sections 11.1(f) and (g), except in the case of Fraud or inaccuracy or breach of a Fundamental Representation, the indemnification obligations under this Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreement of each Seller and its respective Principal shall not exceed such Seller’s Proportionate Share of the Final Purchase Price (for certainty, without limiting the ability to obtain injunctive relief under the Non-Competition, Non-Solicitation and Confidentiality Agreements).

11.3 Survival and Time Limitations.

(a) All representations, warranties, covenants and agreements of the Sellers, Principals, Holdco or the Company in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud and Losses arising in connection with the circumstances described in Section 11.1(e), and subject to the following sentence, none of the Sellers shall have any Liability with respect to any claim for any breach or inaccuracy of any Operational Representation or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless Buyer notifies the Sellers of such a claim on or before the date that is three years after the Closing Date. None of the Sellers shall have any Liability with respect to any claim for any breach or inaccuracy of any Tax Representation or in respect of any indemnification under Article XII hereof unless Buyer notifies the Sellers of such a claim on or before the date that is 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations). Any claim for any breach or inaccuracy of a Title Representation, breach of an agreement or covenant to be performed or complied with at or after the Closing, or any Losses arising in connection with the matters referred to in paragraphs 1 and 2 of Schedule 11.1 may be made at any time before the last day of the 15 year ultimate limitation period (or such later date permitted by applicable Law). Any claim for any Losses arising in connection with the matters referred to in paragraph 3 of Schedule 11.1 may be made at any time before the sixth anniversary of the Closing Date. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article XI or Article XII if written notice thereof has been given in accordance with the provisions hereof by Buyer to the Sellers prior to the end of the applicable survival period set forth in this Section 11.3(a). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

(b) All representations, warranties, covenants and agreements of Buyer in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud, Buyer shall not have any Liability with respect to any claim for any breach or inaccuracy of any representation and warranty of the Buyer or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless the Sellers notify

Buyer of such a claim on or before the date that is three years after the Closing Date. Any claim for any breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time without any time limitation. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article XI if written notice thereof has been given in accordance with the provisions hereof by the Sellers to Buyer prior to the end of the applicable survival period set forth in this Section 11.3(b). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

11.4 Claims Against Holdco, the Company and Subsidiaries. Following the Closing, none of the Sellers or Principals may assert, directly or indirectly, and each of the Sellers and the Principals hereby waive any claim, whether for indemnification, contribution, subrogation or otherwise, against either Holdco, the Company or any of the Subsidiaries with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date, except as may arise pursuant to the terms of the Agreement, the Transaction Documents or the Employment Agreements.

11.5 [Intentionally Deleted]

11.6 Claims Against the Sellers. Following the Closing, neither the Buyer, Holdco, nor the Company may assert, directly or indirectly, and Buyer, Holdco and the Company hereby waive and release, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Sellers, Principals or any of them, with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date (including without limitation any act or omission in their respective capacities as directors, officers or employees of the Company). Notwithstanding the foregoing, Buyer, Holdco and the Company do not release (i) the Sellers and the Principals from any obligations contained in this Agreement, the Transaction Documents, the Escrow Agreement, the Employment Agreements, the Non-Competition, Non-Solicitation and Confidentiality Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing; (ii) any matter set out in Schedule 5.23; and (iii) any Seller or Principal who, following the Closing, is an Employee in respect of such Seller’s or Principal’s acts or omissions after the Closing in his or her capacity as an Employee.

11.7 Manner of Payment.

(a) Buyer may set off all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article XI or Article XII against any amount otherwise payable (other than amounts payable under, or pursuant to, Employment Agreements) by Holdco, the Company, Buyer or any of their respective Affiliates to the Sellers. The exercise of such set-off right in good faith shall not constitute a breach or event of default under this Agreement or any Contract relating to any amount against which the set-off is applied. In addition to, and not in limitation of Buyer’s right of set-off under this Section 11.7, Buyer may elect in its sole discretion to recover all or any portion of any amount to which any Buyer

Indemnified Party may be entitled under this Article XI or Article XII from the Escrow Funds until such funds are exhausted and then may, subject to the other limitations contained in this Article XI, recover any additional amount to which any Buyer Indemnified Party is entitled under this Article XI or Article XII directly from the Sellers and the Principals.

(b) Buyer and the Sellers hereby agree to provide joint instructions to the Escrow Agent so that distributions from the Escrow Funds can be made by the Escrow Agent to the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with this Section 11.7 unless the entitlement of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of such Loss is in dispute.

11.8 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter that the Indemnified Party is entitled to make a claim for indemnification against a Seller or Principal (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim to the Indemnifying Party; provided, however, that any failure to notify the Indemnifying Party or to deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 11.8(a), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Article XI, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body; (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party

Claim in accordance with Section 11.8(b), (i) the Indemnifying Party shall not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 11.8(b)); and (ii) neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent shall not be withheld unreasonably.

(d) If any condition in Section 11.8(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses; and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article XI.

11.9 Other Indemnification Matters. Any claim for indemnification by the Buyer Indemnified Parties under this Article XI or under Article XII must be asserted by providing written notice to the Sellers or Principals against whom indemnification is sought specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. Any claim for indemnification by the Seller Indemnified Parties under this Article XI or under Article XII must be asserted by providing written notice to Buyer specifying the factual basis of the claim in reasonable detail to the extent then known by the Sellers. All indemnification payments under this Article XI or Article XII shall be deemed adjustments to the purchase price. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any equitable remedy based on any such representation, warranty, covenant or agreement.

11.10 Indemnification by Buyer. After the Closing and subject to the terms and conditions of this Article XI, Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates (other than the Company and the Subsidiaries) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns, agents and Representatives (collectively, the “Seller Indemnified Parties”) from, and pay and reimburse the Seller Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any Transaction Document. Except in the case of Fraud, (i) the indemnification obligations of Buyer under this Agreement and the Transaction Documents shall not exceed the Final Purchase Price; and (ii) Buyer shall not be liable to the Seller Indemnified Parties for any Losses until the aggregate amount of all such Losses incurred by the Seller Indemnified Parties exceeds $100,000, whereupon Buyer shall be liable for all such Losses exceeding such $100,000.

11.11 No Duplication. Any liability for indemnification under this Article XI and Article XII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For and in respect of the same matter or amount there shall be no duplication in recovery.

ARTICLE XII.

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and the Sellers, on the other hand, for certain tax matters following the Closing Date:

12.1 Tax Indemnification.

(a) Subject to the limitations set forth in Article XI, the Sellers, jointly and severally, shall indemnify the Company, Buyer and their Affiliates (other than the Sellers) and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of Holdco, the Company and each Subsidiary for all Taxable periods ending on or before the Closing Time and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); and (ii) any and all Taxes of any Person imposed on Holdco, the Company or any Subsidiary as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Time; provided, however, that in the case of clause (i), the Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taking into account any adjustments of the Final Purchase Price relating to Working Capital pursuant to Section 2.3(e). This Section 12.1 shall survive until the date 90 days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) applicable thereto. The Sellers shall pay Buyer for any Taxes that are the responsibility of the Sellers pursuant to this Section 12.1 at least five Business Days prior to payment of such amounts by Buyer, Holdco, the Company or any Subsidiary.

(b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, supplies or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

12.2 Tax Periods Ending Before the Closing Time. The Sellers’ Representative shall prepare, and file, or cause to be prepared, and file, or cause to be filed, all Tax Returns for Holdco, the Company and each Subsidiary for all Tax periods ending prior to the Closing Time that are due after the Closing Time other than the Final Pre-Closing Tax Returns. The Sellers’ Representative shall permit the Buyer to review and comment on each such Tax Return to be prepared by them pursuant to the preceding sentence prior to filing and the Sellers’ Representative shall only file each such Tax Return after the Buyer has consented to such Tax Return. The Sellers shall pay, reimburse and indemnify Buyer, Holdco, the Company and each Subsidiary for the Taxes on such Tax Returns in accordance with Section 12.1(a).

12.3 Tax Periods Beginning Before and Ending After the Closing Time and Final Pre-Closing Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns for Holdco, the Company and each Subsidiary for Straddle Periods and all Final Pre-Closing Tax Returns. Buyer shall permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers, jointly and severally, shall pay, reimburse and indemnify Buyer, Holdco, the Company and each Subsidiary for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 12.1(b)) in accordance with Section 12.1(a). Buyer may cause Holdco, the Company and/or any Subsidiary to make the election referred to in subsection 256(9) of the Tax Act, and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for the taxation year(s) of Holdco, the Company and/or any such Subsidiary ending immediately before the Closing Time.

12.4 Cooperation on Tax Matters. Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article XII and any Proceeding related thereto. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree that the Company will retain all books and records with respect to Tax matters pertinent to Holdco, the Company or the Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

12.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

12.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Holdco, the Company or any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Buyer, Holdco, the Company and any Subsidiary shall not be bound thereby or have any Liability thereunder.

ARTICLE XIII.

MISCELLANEOUS

13.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

13.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

13.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors and permitted assigns. None of the Sellers or Principals may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of their respective rights, interests or obligations in or under this Agreement without the prior written approval of Buyer. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in or under this Agreement to (a) any successor to Buyer, any successor to the Company, or any acquirer of a material portion of the businesses or assets of Buyer or the Company; (b) one or more of Buyer’s Affiliates; or (c) any lender to Buyer, its Affiliates or the Company as security for obligations to such lender.

13.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

13.6 Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered mail; (b) one Business Day after receipt of confirmation if such notice is sent by facsimile; (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; (d) one Business Day after delivery of such notice in person; and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Holdco or the Company, prior to the Closing:

c/o Regional Tire Distributors Inc.

4041 North Service Road, Unit 2,

Burlington, Ontario L7L 4X6

Facsimile: 905-333-0998

Attention: Michael Kustra

with a copy (which shall not constitute notice) to:

SimpsonWigle LAW LLP

1 Hunter Street East, Suite 200

Hamilton, Ontario L8N 3W1

Facsimile: 905-528-9008.

Attention: James C. Brown

If to any Seller or Principal, to the Sellers’ Representative.

If to Buyer, Parent Guarantor or, after the Closing, Holdco or the Company:

c/o American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile: (704) 947-1919

Attention: J. Michael Gaither, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

Box 50, 1 First Canadian Place

Toronto, Ontario M5X 1B8

Facsimile: (416) 862-6666

Attention: John Groenewegen

13.7 Jurisdiction. For the purposes of all legal proceedings, this Agreement and all Transaction Documents shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have sole and exclusive jurisdiction to entertain any actions arising under this Agreement and the Transaction Documents.

13.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the laws of the Province of Ontario without giving effect to any choice or conflict of law principles of any jurisdiction.

13.9 Amendments and Waivers. Prior to the Closing, no amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and the Sellers. After the Closing, no amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and the Sellers. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

13.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.11 Expenses. The Company shall bear all expenses incurred by Holdco or the Company or any Representative of Holdco or the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses shall have been paid or accrued by the Company prior to the Closing Date. The Sellers and Principals shall bear all expenses incurred by them or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, Buyer shall bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.

13.12 Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation”. Unless otherwise specified, all references to “$” or “dollars” shall be deemed reference to be Canadian dollars. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof (unless another date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement shall be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

13.13 Schedules. Nothing in the schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The schedules hereto will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. To the extent that it is reasonably apparent on the face of the schedule that an exception disclosed in a schedule relating to a particular section or subsection of this Agreement also applies to one or more additional sections or subsections of this Agreement, such exception shall be deemed to apply to such additional sections or subsections so identified.

13.14 Currency. Payments made between Buyer and the Sellers pursuant to Sections 2.2 and 2.3(e) hereof on account of price and price adjustments shall be made in U.S. dollars. All other payments between the parties, including claims for indemnity (excepting indemnities for Losses which by their nature are necessarily calculated in U.S. dollars) shall be made in Canadian dollars. The Sellers and Buyer, at their joint direction may require conversion of all of the Escrow Funds into Canadian dollars at any time following their receipt and to instruct the the Escrow Agent accordingly. In the calculation of any amounts required to be including in the price adjustments to be made between the parties under Section 2.3(e), any required conversion from Canadian dollars to United States dollars shall be at US$1 = C$1.0243.

13.15 Parent Guarantee.

(a) Parent Guarantor hereby guarantees the full, complete and timely payment by Buyer of its obligations under Article II when and as due under this Agreement. If any default shall be made by Buyer in the performance of any such payment obligations, then Parent Guarantor shall make such payment obligation upon written notice from the Sellers specifying such default. Prior to proceeding against Parent Guarantor under this Section 13.15, the Sellers shall first demand payment from Buyer in accordance with the applicable provisions of this Agreement; provided, however, that the Sellers shall not be required to initiate legal proceedings against Buyer prior to proceeding against Parent Guarantor under this Section 13.15. The guarantee set forth in this Section 13.15 shall survive the Closing and shall expire and be of no further force or effect at the close of Business on the third Business Day after: (i) the Determination Date, if the Buyer has no obligation to pay an amount to the Sellers under Section 2.3(e); or (ii) if the Buyer has an obligation to pay an amount to the Sellers or the Escrow Agent under Section 2.3(e), the date on which such amount(s) have been paid.

(b) The Parent Guarantor represents and warrants as follows:

(i) Parent Guarantor is a U.S. operating entity and issues debt publicly in the United States.

(ii) Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(iii) Parent Guarantor has full corporate power and authority to execute and deliver this Agreement and to perform its obligation hereunder.

(iv) The execution and delivery by Parent Guarantor of this Agreement and the performance by Parent Guarantor of its obligations hereunder have been duly approved by all requisite corporate action of Parent Guarantor.

(v) Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles this Agreement constitutes the valid and legally binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with the terms of this Agreement.

13.16 Sellers’ Representative.

(a) By execution and delivery of this Agreement by each of the Sellers and Principals, each of the Sellers and Principals hereby irrevocably make, constitute and appoint the Sellers’ Representative as his or her true and lawful agent, to act in his or her name, place and stead, as such Seller’s or Principal’s attorney-in-fact to: (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the other Transaction Documents (including in the name of, or on behalf of, such Seller or Principal); (ii) make all elections or decisions entered into in connection with this Agreement and the other Transaction Documents; (iii) execute and deliver such instruments of transfer or other documentation deemed necessary or desirable by the Sellers’ Representative to give effect to the transfer of the Shares; (iv) act on such Seller’s or Principal’s behalf in connection with all obligations and agreements of the Sellers and Principals under any of the Transaction Documents executed and delivered by any of the Sellers or Principals; (v) amend, waive or otherwise change the terms or conditions of this Agreement or any other Transaction Document on behalf of such Seller or Principal or to enter into any other documents the Sellers’ Representative determines are reasonably necessary or desirable to give effect to this Agreement and the Transaction Documents; (vi) defend, settle, negotiate and make payments, if applicable, to the Buyer Indemnified Parties on behalf of such Seller or Principal in connection with any claim for indemnification made by any Buyer Indemnified Party pursuant to Article XI or XII and to initiate and prosecute any claim for indemnification made by or on behalf of such Seller or Principal pursuant to Article XI; (vii) receive any amounts payable to the Sellers or Principals under this Agreement or the other Transaction Documents; (viii) give and receive on behalf of the Sellers or Principals any and all notices from or to any Seller or Sellers, or Principal or Principals, under this Agreement or the other Transaction Documents; (ix) execute, deliver and file all such further documents and instruments relating to this Agreement or the Transaction Documents on behalf of the Sellers or Principals, and do all acts and things as may be reasonably necessary or desirable in connection therewith; and (x) otherwise exercise all rights of such Seller or Principal and otherwise act on behalf of such Seller or Principal under this Agreement and the Transaction Documents and in connection with any of the transactions contemplated by this Agreement and the Transaction Documents, in each case as if such Seller or Principal had personally done such act, and the Sellers’ Representative hereby accepts such appointment. Unless otherwise agreed by the Sellers, any proceeds received by the Sellers’ Representative from Buyer on behalf of the Sellers shall be distributed to the Sellers as promptly as practicable by the Sellers’ Representative, in accordance with the terms and provisions of this Agreement and the other Transaction Documents.

(b) The power and authority of the Sellers’ Representative, as described in this Agreement, shall be effective until all rights and obligations of the Sellers and Principals under this Agreement and the Transaction Documents have terminated, expired or been fully performed. For greater certainty, and without limitation, this Section 13.16(b) shall survive the Closing. Such appointment and power of attorney by each Seller and Principal, being coupled with an interest, shall be irrevocable and shall not be revoked by the insolvency or bankruptcy of such Seller or Principal and each Seller or Principal hereby ratifies and confirms and agrees to ratify and confirm all that the Sellers’ Representative may lawfully do or cause to be done by virtue of such appointment and power.

(c) The power of attorney granted hereby is not intended to be a continuing power of attorney within the meaning of and governed by the Substitute Decisions Act (Ontario), or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this Agreement by the Sellers and Principals shall not terminate any such CPOA granted by a Seller or Principal previously and shall not be terminated by the execution by such Seller or Principal in the future of a CPOA, and each Seller and Principal hereby agrees not to take any action in the future which results in the termination of the power of attorney granted hereby.

(d) The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Principal, Buyer, any third party or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel, accountants, investment advisors and other professional advisors selected by it. The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless he shall have received such advice or concurrence of such Sellers or Principals as he deems appropriate or he shall have been expressly jointly and severally indemnified to his satisfaction by the Sellers and Principals appointing him against any and all Loss and other liabilities and expenses that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.

(e) The Sellers’ Representative shall be entitled to retain counsel or other professional advisors acceptable to him and to incur such costs and expenses as the Sellers’ Representative, acting reasonably, deems to be necessary or appropriate in connection with his performance of his obligations under this Agreement and the other Transaction Documents, and all such fees and expenses (including reasonable legal fees and expenses) incurred by the Sellers’ Representative shall be jointly and severally borne by each Seller and Principal (in accordance with each Sellers’ Proportionate Share). The Sellers’ Representative shall have the right to deduct any reimbursement amounts payable to the Sellers’ Representative pursuant to this Section 13.16 from any reserve account established and maintained by the Sellers’ Representative in connection with the transactions contemplated hereby without any prior or further approval from the Sellers or Principals.

(f) The Sellers and Principals hereby agree to jointly and severally indemnify the Sellers’ Representative (in his capacity as such) against, and to hold the Sellers’ Representative (in his capacity as such) harmless from, any and all Loss and other liabilities and expenses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of his action or failures to take action pursuant to this Agreement or any other Transaction Document.

(g) Michael Kustra shall be the initial Sellers’ Representative and shall serve as the Sellers’ Representative until his resignation or until replaced by the Sellers as provided herein. Upon the resignation of Michael Kustra, the Sellers representing a majority of the aggregate Proportionate Shares of all Sellers shall select a new Sellers’ Representative. At any time, the Sellers representing a majority of the aggregate Proportionate Share of all Sellers shall be entitled to replace and select a new Sellers’ Representative. Each time a new Sellers’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing, and notice of such appointment shall be provided to Buyer. The new Sellers’ Representative appointed by the Sellers in accordance with this Section shall immediately thereafter be and become the replacement Sellers’ Representative and following receipt of such notice Buyer shall thereafter send any notices or communications which are required to be provided herein to the new Sellers’ Representative.

(h) The provisions of this Section 13.16 shall in no way impose any obligations on Buyer. In particular, notwithstanding any notice received by Buyer to the contrary, and absent bad faith, gross negligence or willful misconduct by Buyer, Buyer (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Sellers or Principals with respect to, actions, decisions and determinations of the Sellers’ Representative; and (ii) shall be entitled to assume that all actions, notices, decisions and determinations of the Sellers’ Representative are fully authorized by all of the Sellers and Principals.

(i) Notwithstanding anything to the contrary contained herein, subject to Section 13.16(a), any reference in this Agreement or any Transaction Document to actions, decisions or communications by any of the Sellers or Principals with respect to the period following the Closing shall, unless otherwise expressly provided herein, be made exclusively by the Sellers’ Representative. All references in this Agreement or any Transaction Document to decisions and actions to be taken by, or any notice, demand, delivery or other communication to be issued by, Buyer and directed to the Sellers or Principals or any one of them, as the case may be, shall be deemed directed to the Sellers or Principals or any one of them, as the case may be, if such decisions, actions, notices, demands, deliveries or other communications are directed by Buyer to the Sellers’ Representative.

13.17 Independent Legal Advice. Each Seller and Principal acknowledges that he, she or it has been advised to obtain, and that he, she or it has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and the other Transaction Documents and understands the nature and consequences of this Agreement and the other Transaction Documents, including without limitation any Tax consequences.

13.18 Holdco References. References to “Holdco” in this Agreement includes a reference to Holdco and all of its predecessor corporations.

[Signature pages follow.]

The Parties have executed and delivered this Share Purchase Agreement as of the date first written above.

TRICAN TIRE DISTRIBUTORS INC.

By:	/s/ Mike Gaither
Name:	J. Michael Gaither
Title:	Vice President and Secretary

REGIONAL TIRE HOLDINGS INC.

By:	/s/ Mike Kustra
Name:	Michael Kustra
Title:	President

REGIONAL TIRE DISTRIBUTORS INC.

By:	/s/ Mike Kustra
Name:	Michael Kustra
Title:	President

Solely with respect to Section 13.15 hereof:

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Mike Gaither
Name:	J. Michael Gaither
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Share Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounts Payable” means all trade and other accounts payable, including accrued expenses, owed by Holdco, the Company or any Subsidiary, but not including Indebtedness included in the Debt Payoff Amount.

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to Holdco, the Company or any Subsidiary.

“Acquisition Proposal” is defined in Section 7.6.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, including the voting power to elect a majority of the directors (or individuals having comparable functions) of such Person; or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person and “Affiliated” has a related meaning. With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Agreement” is defined in the opening paragraph.

“Assets” is defined in Section 5.8.

“Audited Financial Statements” is defined in Section 8.1(b).

“Business” is defined in the Introduction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Burlington, Ontario or Charlotte, North Carolina are not required to be open.

“Buyer” is defined in the opening paragraph.

“Buyer Benefit Plans” is defined in Section 10.6.

“Buyer Indemnified Parties” is defined in Section 11.1.

“Cash” means the consolidated cash, cash equivalents, marketable securities and short term investments held by the Company and each Subsidiary, computed as of the applicable date and in accordance with GAAP. For purposes of the definition of Working Capital, Cash shall (i) be calculated net of issued but uncleared cheques and drafts; (ii) include cheques and drafts deposited for the account of the Company or any Subsidiary, including deposits in transit; and (iii) be calculated net of overdrawn accounts, in each case without duplication for amounts included in accounts payable and accounts receivable.

“Closing” is defined in Section 2.5.

“Closing Accounts Receivable” is defined in Section 10.5.

“Closing Balance Sheet” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.5

“Closing Debt Payoff Amount” is defined in Section 2.3(a).

“Closing Estimates” is defined in Section 2.2(b).

“Closing Statement” is defined in Section 2.3(a).

“Closing Time” means is defined in Section 2.5.

“Closing Transaction Payments” is defined in Section 2.3(a).

“Closing Working Capital” is defined in Section 2.3(a).

“Company” means the Company and, to the extent relevant to the Liabilities of the Company, any predecessor of the Company.

“Company Shares” is defined in the Introduction.

“Company Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Confidential Information” means information concerning the business or affairs of Holdco, the Company or any Subsidiary, including information relating to customers, clients, suppliers, distributors, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of Holdco, the Company or any Subsidiary, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Holdco, the Company or any Subsidiary containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Holdco, the Company or any Subsidiary.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation; understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“CPOA” is defined in Section 13.16(c).

“Debt Payoff Amount” means the aggregate amount necessary to fully repay and retire all Indebtedness, if any, of the Company and the Subsidiaries outstanding immediately prior to the Closing, including the amounts under the promissory note issued pursuant to the DJ Share Purchase Agreement.

“Determination Date” is defined in Section 2.3(d).

“Disputed Amounts” is defined in Section 2.3(c).

“DJ Share Purchase Agreement” means the Share Purchase Agreement between David Johnson and the Company dated the date hereof, pursuant to which David Johnson agreed to sell to the Company 7 common shares in the capital of Regional Tire Distributors (Atlantic) Inc.

“Draft Legislation” is defined in Section 10.7.

“Employees” means Persons employed or retained by Holdco, the Company or any Subsidiary on a full-time, part-time or temporary basis, including those employees on temporary leave of absence, family medical leave, military leave, sick leave, lay-off, short-term disability leave, long-term disability leave, pregnancy or parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and includes dependent contractors.

“Employee Benefit Plan” means any plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, including Employee Pension Benefit Plans and any other arrangements providing for compensation, retirement, pension, severance, termination pay, bonuses, incentives, performance awards, change in control benefits, deferred compensation, retention benefits, stock or other equity awards, fringe benefits, or health and welfare benefits such as medical, life insurance, short-term or long-term disability, or dental benefits, to which the Company or any Subsidiary is a party or bound or in which the Company or any Subsidiary participates or under which the Company or any Subsidiary has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees, directors or officers, individuals working on contract with the Company or any Subsidiary or other individuals providing services to the Company or any Subsidiary of a kind normally provided by Employees (or any spouses, dependents, survivors or beneficiaries of any such Persons), excluding Statutory Plans.

“Employee Pension Benefit Plan” means Employee Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act, “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Employment Agreements” means the Employment Agreements between each of the Key Employees and the Company, in the form attached hereto as Exhibit C, together with any changes agreed to by Buyer.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” means an independent third party escrow agent to be chosen by Buyer and the Sellers acting reasonably.

“Escrow Agreement” means the Escrow Agreement among Buyer, the Sellers and the Escrow Agent in a form customary for transactions of this type and which will incorporate the provisions set out in Section 2.8, agreed to by Buyer and the Sellers acting reasonably.

“Escrow Amount” means six million two hundred fifty thousand U.S. dollars (US$6,250,000) or, if such amount has been converted into Canadian dollars, the amount of Canadian dollars into which six million two hundred fifty thousand U.S. dollars (US$6,250,000) has been converted.

“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination.

“Estimated Closing Balance Sheet” is defined in Section 2.2(b).

“Estimated Closing Working Capital” is defined in Section 2.2(b).

“Estimated Debt Payoff Amount” is defined in Section 2.2(b).

“Estimated Purchase Price” is defined in Section 2.2(b).

“Estimated Transaction Payments” is defined in Section 2.2(b).

“Final Pre-Closing Tax Returns” means any Tax Returns for Holdco, the Company and any Subsidiary for the Tax period ending immediately prior to the time that the Buyer acquires control of Holdco, the Company and any Subsidiary for purposes of the Tax Act.

“Final Purchase Price” is defined in Section 2.3(e)(i).

“Fraud” means (i) in the case of a Party that is an individual, a false statement of fact made by that Party in a Transaction Document with actual knowledge of its falsehood; and (ii) in the case of a Party that is a body corporate, a false statement of fact made by that Party in a Transaction Document with actual knowledge by one of that Party’s president, chief executive officer, vice president, treasurer or secretary or by one of that Party’s directors or shareholders, of its falsehood.

“Fundamental Representations” means the Tax Representations and the Title Representations.

“GAAP” means Canadian generally accepted accounting principles, as defined by the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Body” means any federal, provincial, state, territorial, local, municipal, foreign or other government or quasi- governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Government Contract” means any Contract to which the Company or any Subsidiary is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Leased Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company or any Subsidiary. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Holdco” is defined in the opening paragraph.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under non-compete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver shares pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party” is defined in Section 11.8(a).

“Indemnifying Party” is defined in Section 11.8(a).

“Insurance Policies” is defined in Section 5.26.

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company or any Subsidiaries, including, without limitation: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, business names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) trade secrets; (e) computer software, in object and source code format (including data and related documentation); (f) plans, drawings, architectural plans and specifications; (g) websites; (h) other proprietary rights; and (i) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Inventory” means all inventories of the Company and each Subsidiary wherever located, including goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“JAB Purchase Agreement” means the Share Purchase Agreement dated July 12, 2012 among the Company, JAB Holdings Limited and various vendors, pursuant to which the Company acquired all of the shares in the capital of JAB Holdings Limited.

“Key Employees” means Michael Kustra, Cesare Maniccia, Scott Johansen, Greg Pedersen, Ryan Boyle, David Johnson, Rob Raftus and Melissa MacLean.

“Knowledge” of any Person other than Buyer means (a) in the case of an individual, the actual knowledge of such Person; or (b) the knowledge that a reasonable Person should have after reasonable inquiry of senior employees, directors and officers of such Person (in the case of a legal entity) or in the reasonable exercise or his, her or its professional duties. Knowledge of Buyer means the actual knowledge of J. Michael Gaither or Donald Gualdoni.

“Latest Balance Sheets” is defined in Section 5.5(a).

“Latest Balance Sheets Date” means the date of the Latest Balance Sheets.

“Law” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, instrument, policy statement, directive, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 5.12(b).

“Leased Real Property” is defined in Section 5.12(b).

“Liability” means any liability, obligation or commitment of any kind or nature asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 5.14(d).

“Loss” means any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, Order, damage, penalty, fine, due, cost, settlement payment, Liability, Tax (including Taxes indemnified against under Section 12.1(a)), Encumbrance, expense, fee, court costs or solicitors’ fees and expenses.

“Material Adverse Effect” means any one or more event, circumstance, condition, occurrence, effect or change that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations or business prospects of Holdco, the Company or any Subsidy, or to the ability of Holdco, the Company, the Sellers and the Principals to timely consummate the Transactions.

“Material Contracts” is defined in Section 5.13(a).

“Material Customers” is defined Section 5.22.

“Material Personal Property” is defined in Section 5.9.

“Material Suppliers” is defined Section 5.22.

“Multi-Employer Plans” means Employee Benefit Plans to which the Company or any Subsidiary is required to contribute and which are not maintained or administered by the Company or its Affiliates, including any “multi-employer pension plan” (or similar plan) under pension standards legislation.

“Non-Competition, Non-Solicitation and Confidentiality Agreements” means the Non-Competition, Non-Solicitation and Confidentiality Agreements between Buyer, each of the Sellers, each Person holding a beneficial interest in a Seller and David Johnson, in the form of Exhibit B hereto.

“Notice of Objection” is defined in Section 2.3(c).

“Operational Representations” means the representations and warranties of the Sellers set forth in Article V that are not Fundamental Representations.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Company, consistent with past operating practices.

“Parent Guarantor” is defined in the opening paragraph.

“Party” means any of Buyer, Holdco, any Seller, any Principal and the Company.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due; (b) any lien for Taxes not yet due, assessments, governmental or utility charges or levies not due as at the Closing Date; (c) any purchase money lien, purchase money security interest (or similar registration) or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased; (d) any recorded easement, covenant, zoning or other restriction on the Leased Real Property that, together with all other Permitted Encumbrances, does not materially prohibit or impair the current use or occupancy of title of the property subject thereto; (e) defects or irregularities in title to the Leased Real Property which are of a minor nature and do not materially adversely affect the use or value of the Leased Real Property affected thereby and provided the same have been complied with in all material respects to the Closing Date; (f) rights of equipment lessors under equipment leases provided the terms of such equipment leases have been fully performed to the Closing Date; (g) all Encumbrances affecting a landlord’s freehold interest in any Leased Real property; and (h) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts, equipment leases or Leases, so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 12.1(a).

“Pre-Signing Reorganization Transactions” means the reorganization and other transactions undertaken by the Sellers in 2013 prior to, and in connection with, the sale of the Shares.

“Principals” means, in respect of Barnim Holdings Inc., Bruce Barnim, and, in respect of MKHK Inc., Michael Kustra.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Proportionate Share” means, in respect of each Seller, the percentage set out opposite such Seller’s name on Schedule 3.2.

“Purchase Price” is defined in Section 2.2.

“Records” means all minute books, corporate documents, securities registers, financial statements, tax returns, work papers, files, accounting records and all other books and records, documents, information or data relating to Holdco.

“Related Party” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family; and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. The Company will not be deemed to be a Related Party of any of the Sellers.

“Related Party Transactions” is defined in Section 5.23.

“Release Date” is defined in Section 2.8(b).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants” is defined in Section 2.3(c).

“Scheduled Financial Statements” is defined in Section 5.5.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Indemnified Parties” is defined in Section 11.10.

“Sellers” means Barnim Holdings Inc., Kustra Family Trust, Michael Kustra, MKHK Family Holdings Inc., Dave Kustra, Leona Kustra, Laura Johansen, Siobhan Pederson, Kristin Nodwell, Frances Gauthier, Donald Gauthier, Lyle Summers, Lynn Summers, The Richardson Family Trust and Crystal Richardson.

“Sellers’ Knowledge” means the Knowledge of Michael Kustra, Cesare Maniccia, Scott Johansen, Greg Pederson, Ryan Boyle, Rob Raftus and David Johnson.

“Sellers’ Representative” means Michael Kustra.

“Share” and “Shares” is defined in the Introduction.

“Stand Alone Benefit Plans” means any Employee Benefit Plans which are sponsored by the Company or any Subsidiary and in which no other companies or Affiliates of the Company or any Subsidiary participate.

“Statutory Plans” means statutory benefit plans which Holdco, the Company or any Subsidiary is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period” is defined in Section 12.1(b).

“Subsidiaries” means Regional Tire Distributors (Atlantic) Inc. and JAB Holdings Limited and “Subsidiary” means any one of them.

“Target Working Capital” means C$12,640,000, which has been mutually agreed upon by the Parties based on the Parties’ agreement of the Company’s average Working Capital over the prior twelve-month period, which amount was determined on the basis set out in Schedule A-1 (as revised to credit the Sellers for an additional C$500,000).

“Tax Act” means the Income Tax Act (Canada).

“Tax Representation” means a representation or warranty under Section 5.15 (Tax), Section 3.6 (Residency), or any other representation or warranty that if untrue gives rise to Taxes payable by (i) Holdco, the Company or any Subsidiary that would not have been payable had such representation or warranty been true; or (ii) the Buyer as a result of the purchase of the Shares.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Body in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Termination Date” is defined in Section 9.1(b).

“Third-Party Claim” is defined in Section 11.8(a).

“Title Representation” means a representation or warranty made by a Principal, a Seller or Sellers, as applicable, under Sections 3.1, 3.2, 5.1 or 5.8(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Non-Competition, Non-Solicitation and Confidentiality Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments” is defined in Section 5.27.

“Unpaid Accounts Receivable Amount” is defined in Section 10.5.

“U.S. GAAP” means generally accepted accounting principles in the United States of America that the Securities and Exchange Commission has identified as having substantial authoritative support, as supplemented by Regulation S-X under the Securities Exchange Act of 1934, and unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Website” is defined in Section 5.29.

“Working Capital” means the consolidated net working capital of the Company and its Subsidiaries as of immediately prior to the Closing Time determined using the same accounting principles, practices, policies and methodologies used to calculate the Target Working Capital as set out in Schedule A-1; provided, that Working Capital shall also include an adjustment for consolidated positive or negative delivered Cash as of immediately prior to the Closing Time.

EXHIBIT B

FORM OF NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

(See attached)

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

(See attached)

EXHIBIT D

FORM OF OPINION OF SELLERS’ COUNSEL

(See attached)

EXHIBIT E

FORM OF EXCESSIVE ELIGIBLE DIVIDEND DESIGNATION AGREEMENT

(See attached)

EXHIBIT F

FORM OF EXCESS CAPITAL DIVIDEND AGREEMENT

(See attached)